UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒    Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
TrustCo Bank Corp NY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

5 Sarnowski Drive, Glenville, New York 12302
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Shareholders of TrustCo Bank Corp NY:
Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY (also referred to as “TrustCo” or the “Company”), a New York corporation, will be held at the Trustco Bank Loan Center at 6 Metro Park Road, Albany, New York 12205, on May 18, 2023, at 10:00 AM Eastern Time, for the purpose of considering and voting upon the matters listed below. Directions to the 2023 Annual Meeting are available at www.trustcobank.com/annual-meeting. The Annual Meeting is being held for the purpose of considering and voting on the following matters:
1.
Election of the following directors as proposed by the Nominating and Corporate Governance Committee for terms of office expiring on the date of the 2024 Annual Meeting: Dennis A. DeGennaro; Brian C. Flynn; Lisa M. Lucarelli; Thomas O. Maggs; Anthony J. Marinello, MD PhD; Robert J. McCormick; Curtis N. Powell; Kimberly A. Russell; Alejandro M. Sanchez; and Frank B. Silverman.

2.	Amendment and restatement of the TrustCo Bank Corp NY 2019 Equity Incentive Plan.
3.	A nonbinding advisory resolution on the compensation of TrustCo’s named executive officers.
4.	A nonbinding advisory resolution on the frequency of the advisory vote on the compensation of TrustCo’s named executive officers.
5.	Ratification of the appointment of Crowe LLP as TrustCo’s independent auditors for 2023.
6.	Any other business that properly may be brought before the meeting or any adjournment thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The Annual Meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.
The board of directors has set March 20, 2023 as the record date for the Annual Meeting. Only holders of record of the Company’s common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, we urge you to review carefully these materials, which are available free of charge at www.proxyvote.com. These materials can also be requested by postal mail by writing to Michael Hall, Corporate Secretary, 5 Sarnowski Drive, Glenville, New York 12302 prior to May 1, 2023. We encourage you to vote by (i) following the instructions on the notice that you received from your broker, bank or other nominee if your shares are held beneficially in “street name” or (ii) one of the following means if your shares are registered directly in your name with the Company’s transfer agent:
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By Internet: Go to the website www.proxyvote.com and follow the instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials to obtain your records and create an electronic voting instruction form.

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By Telephone: From a touch-tone telephone, dial toll-free 1-800-690-6903 within the United States, U.S. territories or Canada using a touch-tone phone and following the recorded instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote by telephone.

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By Mail: If you requested printed copies of the proxy materials be sent to you by mail, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 17, 2023 in order to be counted for the annual meeting.

By Order of the Board of Directors,

Michael Hall, Corporate Secretary
This Proxy Statement and the accompanying instruction form or proxy card are being made available on or about April 3, 2023.

TrustCo Bank Corp NY 2023 Proxy Statement

TrustCo Bank Corp NY 2023 Proxy Statement

TrustCo Bank Corp NY 2023 Proxy Statement

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 18, 2023
This Proxy Statement, along with the accompanying Notice of Annual Meeting of Shareholders, contains information about the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of TrustCo Bank Corp NY, including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting on Thursday, May 18, 2023 at 10:00 AM, Eastern Time, at 6 Metro Park Road, Albany, New York 12205.
This Proxy Statement relates to the solicitation of proxies by our board of directors for use at the Annual Meeting.
We are first furnishing proxy materials to shareholders on or about April 3, 2023.
We encourage all of our shareholders to vote prior to or during the Annual Meeting and we hope the information contained in this document will help you decide how you wish to vote.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on May 18, 2023

The Notice of Annual Meeting of Shareholders, the Proxy Statement and the Company’s 2022 Annual Report to Shareholders are available free of charge to view, print, and download at www.proxyvote.com.
Additionally, you can find a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including financial statements and schedules thereto, on the website of the Securities and Exchange Commission (“SEC”), at www.sec.gov, or in the “SEC Filings” section of our website at www.trustcobank.com (under the “Investor Relations” tab). You may also obtain a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including financial statements and schedules thereto, free of charge, from us by sending a written request to: Michael Hall, Corporate Secretary, 5 Sarnowski Drive, Glenville, New York 12302 prior to May 1, 2023. Exhibits will be provided upon written request.

TrustCo Bank Corp NY 2023 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
TRUSTCO BANK CORP NY
PROXY STATEMENT SUMMARY
FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 18, 2023
Proxy Statement Summary
This summary provides an overview of selected information in this year’s Annual Meeting proxy statement. We encourage you to read the entire proxy statement carefully before voting.
Participating in the Annual Meeting of Shareholders
Time and Date:	10:00 AM Eastern Time, Thursday, May 18, 2023
Place:	Trustco Bank Loan Center, 6 Metro Park Road, Albany, NY 12205
Record Date:	Shareholders as of the close of business on March 20, 2023 are entitled to vote
How to Vote:	Shareholders as of the record date may vote until 11:59 PM Eastern Time on May 17, 2023 and during the Annual Meeting
You may vote by:
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voting your shares over the internet by going to www.proxyvote.com and follow the instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials to obtain your records and create an electronic voting instruction form.

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voting your shares by telephone at 1-800-690-6903 within the United States, U.S. territories or Canada using a touch-tone phone and following the recorded instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote by telephone.

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If you requested printed copies of the proxy materials be sent to you by mail, by marking, signing, dating, and mailing your proxy in the postage-paid envelope provided with the proxy statement and returning it before the meeting date. Mailed proxy cards must be received no later than May 17, 2023 in order to be counted for the Annual Meeting.

Attending and Voting: Shareholders will be able to attend the meeting in person, vote shares, and ask questions during the meeting.
We are continuing to use the SEC’s Notice and Access rule for certain shareholders, which allows us to furnish proxy materials to shareholders over the Internet. This means that many of our shareholders will receive only a Notice containing instructions on how to access the proxy materials over the Internet and vote online. This offers a convenient way for shareholders to review the materials. The Notice is not a proxy card and cannot be used to vote. We are first furnishing proxy materials to shareholders on or about April 3, 2023.
Proposals to be Voted on by Shareholders
Proposal		Board Recommendation	Page Reference
1.	Election of Directors Named in This Proxy Statement	FOR	8
2.	Amending and Restating the TrustCo Bank Corp NY 2019 Equity Incentive Plan	FOR	16
3.	Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers	FOR	24
4.	Advisory Resolution on the Frequency of an Advisory Vote on the Compensation of TrustCo’s Named Executive Officers	FOR	25
5.	Ratification of the Appointment of the Independent Registered Public Accounting Firm	FOR	26
This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY of proxies to be voted at TrustCo’s Annual Meeting of Shareholders and to transact any other business that may properly come before the meeting.

TrustCo Bank Corp NY 2023 Proxy Statement	1

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
Board of Directors Snapshot
In Proposal 1, our shareholders are asked to vote on the election of the individuals nominated by our board of directors and named in this proxy statement.
The Nominating and Corporate Governance Committee Charter requires that the committee seek board candidates that embody a broad range of talents and expertise. The candidates listed in this proxy statement reflect these elements and the board’s commitment to achieving gender, racial, and ethnic diversity. The following chart sets forth the self-identified diversity statistics of our board.
Board Diversity Matrix (As of April 3, 2023)
Total Number of Directors: 10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Directors With Disabilities: 1
The table below sets forth basic information concerning each nominee.
Name	Age	Director Since	Independent?
Dennis A. DeGennaro(1)	78	2009	Yes
Brian C. Flynn	72	2016	Yes
Lisa M. Lucarelli	59	2017	Yes
Thomas O. Maggs	78	2005	Yes
Anthony J. Marinello, MD, PhD	67	1995	Yes
Robert J. McCormick(2)	59	2005	No
Curtis N. Powell	69	2021	Yes
Kimberly A. Russell	54	2020	Yes
Alejandro M. Sanchez(3)	64	2022	Yes
Frank B. Silverman	51	2020	Yes
(1)	Mr. DeGennaro serves as Lead Independent Director.
(2)	Mr. McCormick serves as President, CEO, and Chairman of the Board.
(3)	Mr. Sanchez was elected to the board in October 2022.

2	TrustCo Bank Corp NY 2023 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
Corporate Governance Highlights
Our board of directors is not classified, with each of the directors subject to re-election annually. Directors are elected by the affirmative vote of a majority of the votes validly cast in such election. Our board also maintains a director resignation policy for board members or nominees who receive more votes against their nomination than for their nomination. Our commitment to good corporate governance is further illustrated by the following practices:
✔	Board independence (9 out of 10 currently serving directors are independent)
✔	Diversity of board skills and experience, as well as gender, ethnicity, and race
✔	Lead independent director with robust duties
✔	Board oversight of environmental, social, and governance matters, including related risk, formalized by committee charter
✔	Robust stock ownership guidelines for directors and executive officers
✔	Clawback policy for executive officer cash and equity incentive compensation
✔	All directors attended greater than 75% of all 2022 board and committee meetings that they were eligible to attend
✔	Majority voting with director resignation policy for uncontested elections
✔	Annual election of all directors by majority vote
✔	Year-round shareholder outreach program
✔	Ongoing director training and education
✔	Annual board and committee evaluations
✔	Enterprise-wide risk oversight and assessment in the board Risk Committee, with the Audit Committee focusing on cyber risk.
✔	Compensation Committee focusing on compensation risk
✔	No overboarded directors
Environmental, Social, and Governance
We continue to focus on key environmental, social, and governance (ESG) risks and on providing transparency around our ESG efforts. We are committed to implementing or continuing our initiatives and investment in the following key areas:
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Human Capital Management: Trustco Bank maintains a Human Capital Strategic Plan that guides us on our journey toward fostering a multicultural, collaborative, and inclusive work environment that promotes the exchange of different ideas, philosophies, and perspectives, which continues to be a top priority at TrustCo and Trustco Bank. The plan focuses on identifying areas of opportunity to further diversify our workforce. TrustCo is committed to creating an inclusive environment that promotes diversity, equity, and inclusion through recruiting, training, and retention practices that recognize and reward our employees. We actively encourage and support the growth of our employees throughout their educational and career development, ensuring employees are given opportunities to develop and refine their skills to be successful in the competitive environment in which we operate.

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Climate Change: TrustCo continues to take proactive steps to combat climate change risk throughout our various geographic regions. We believe that we have strong controls in place and consistent compliance oversight to ensure all loans in designated flood zones are covered under the appropriate level of flood insurance. Being mindful of our carbon footprint, we are in the process of installing energy efficient branch signage and LED bulbs at select internal and branch locations. We continue to update our robust Disaster Recovery Plan, enhance virtual capabilities, and cross-train staff in order to mitigate the increasing threats associated with climate change.

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Information Security and Data Privacy: TrustCo takes very seriously its obligations with respect to privacy and data security. We have built out a robust online resource providing tips and education about common issues and potential threats in areas such as ATM usage, mobile devices, and social media accounts. We also require regular training for our employees on the avoidance of and response to security threats. We also proactively issue timely fraud prevention alerts to our customers.

TrustCo Bank Corp NY 2023 Proxy Statement	3

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
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Financial Access: TrustCo also maintains a comprehensive Financial Literacy Portal containing educational information on a wide array of topics intended to address issues for new business owners, estate planning, personal finance, investment, retirement, and tax matters, among others.

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Community Outreach Efforts: At Trustco Bank, every day we live our commitment to being your home town bank. As an institution, we support charitable causes and community groups throughout our area of operation and beyond. We are enthusiastic supporters of Ronald McDonald House, local hospitals, and veterans groups, to name a few. Additionally, our team members volunteer thousands of hours dedicating their time, talent, and passion to groups touching virtually every aspect of life in the communities that we serve from housing and community development, education and literacy, sports and fitness, and many more.

The Nominating and Corporate Governance Committee’s charter includes oversight of the Company’s ESG program, activities, and related policies, operational controls, and disclosures. The committee’s charter also requires that the committee receive updates about such matters as needed, but at least quarterly. For more information about our focus on and enhancement of our ESG efforts, please visit the Corporate Sustainability section of our company website at www.trustcobank.com/corporate-sustainability. The information found on our website is not incorporated by reference in this proxy statement or any other report that we file or furnish to the SEC.
Shareholder Engagement and Responsiveness
In response to the input received and discussions among management and the board over the past several years, TrustCo has made significant and meaningful changes to the way it approaches governance and the way it discloses information about its ESG program, human capital management, corporate sustainability, diversity, banking operations, and the compensation of its executive officers. The goal of these efforts is to provide shareholders with the data needed to fully evaluate the Company’s performance as measured against relevant metrics. The Company’s governance and human capital management structures described herein, TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023, and on the Company’s website, demonstrate TrustCo’s commitment to such matters.
In 2022 and early 2023, TrustCo continued to reach out to its large investors and extended engagement invitations to holders representing approximately 50% of its outstanding shares. Through that outreach, TrustCo had conversations with investors representing approximately 7% of the outstanding shares. Conversations were had with all holders that expressed a willingness to engage. We also reached out to two proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis. Glass Lewis accepted the invitation. We had meaningful dialog with the shareholders and Glass Lewis on topics that included our compensation program, possible enhancements to our proxy and sustainability disclosures, ESG-related matters, substantive corporate sustainability matters, and diversity, equity, and inclusion. In all contacts with shareholders since the filing of the 2022 Proxy Statement on the subject of our compensation program, the majority of such shareholders, both in number and percentage of ownership, indicated that they support or have no concern with the program.
Information Security
As a company that deals with large volumes of sensitive customer information and financial transactions, we increasingly rely on the secure processing, transmission, and storage of information in our computer systems and networks. For that reason, we treat cyber security risk as a key operational risk within our enterprise-wide risk management framework. To manage information security risk, we have designed an information security program, an integral component of which is our Information Security Policy. The general objective of that policy is to require internal controls and specific procedures to mitigate risk by protecting all types of information and information systems. We expect that these controls and procedures will, at a minimum, meet or exceed the “Baseline” maturity level in the “Control Assessment” section of the FFIEC Cybersecurity Assessment Tool. Information Security Procedures include detailed controls and procedures regarding the confidentiality, integrity, and availability of information and information systems.
To effectuate the aims articulated in our policies and programs, we invest appropriately in our technology infrastructure with the goals of: minimizing the risk of improper disclosure of information, fraud, and financial loss; ensuring the integrity and accuracy of information systems and the information they contain; specifically ensuring the integrity and accuracy of sensitive customer information; establishing controls to assure the security and confidentiality of customer information and customer information systems; establishing controls to protect information systems and customer information against any anticipated threats or hazards to the security or integrity of such information and information systems; establishing controls to protect customer information against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer; establishing controls to protect proprietary information against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the bank; assuring the proper disposal of customer information, consumer information, and proprietary information; requiring maintenance of backup and contingency plans, implementing procedures to assure incident resilience, including consideration of protection, detection, and response to information security incidents; establishing vendor management review procedures; and implementing an identity theft prevention program.

4	TrustCo Bank Corp NY 2023 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
Additionally, we facilitate internal and external third-party assessments, network penetration testing, and regular vulnerability scans of both our internal and external cyber security controls. To bolster these practices, our insurance policies cover potential financial losses from cyber events. We also conduct comprehensive due diligence and ongoing oversight of the Company’s third-party vendors.
Our internal governance incorporates organization-wide reporting and escalation of information security matters, including to management and the Board. Our Board considers information security and technological innovation, along with related risk considerations and mitigation efforts, within the Company’s strategic plan. The Board also receives an annual update on the Company’s enterprise services, which includes both information technology and information security. The Board’s Risk Committee directly oversees information technology and information security risks through regular reports from management on information technology, cyber security, and related risk assessments. The Risk Committee also receives annual reports on the information security program and approves the Information Security Policy. We recognize the growing risk associated with highly sophisticated actors targeting corporations and maintain a Cyber Incident Response Plan, which is part of our broader business continuity planning. We have access through our insurer to computer forensics firms and specialized legal counsel in case of a cyber incident. Internally, we regularly provide our associates with cyber security training and education.
Compensation Philosophy and Practices
Philosophically, we seek to provide an executive compensation program that is consistent with promoting sound risk management and long-term value creation for our shareholders. Our executive compensation program is designed to promote the following compensation objectives:
•	Encourage and reward the achievement of our short-term and long-term financial and strategic objectives,
•	Align executive interests with the interests of our shareholders to encourage their focus on long-term return to shareholders and consideration of risk management, and
•	Provide a comprehensive compensation program that fosters the retention of current executive officers and serves to attract new highly talented, results-driven executives as the need may arise.
At our 2022 annual shareholders meeting, shareholders representing 75.87% of the votes cast supported the “say-on-pay” vote. The support represents a significant majority of our shareholders; however, the Company conducted outreach to our shareholders on compensation matters and the outcomes are discussed above.
What We Do
✔	Tie a substantial portion of executive pay to corporate performance.
✔	Provide for more than one metric for vesting under our performance-based restricted stock unit awards (“PSUs”).
✔	Establish separate metrics for our short-term and long-term incentives plan designs to evaluate performance.
✔	Use balanced performance metrics that consider both the Company’s absolute performance and its relative performance versus peers.
✔	Maintain a robust clawback policy covering all executive officer incentive-based awards for material financial statement restatement or material fraud or misconduct.
✔	Require stock ownership guidelines for executive officers and directors. Stock options and unearned PSUs do not count toward satisfaction of the guidelines.
✔	Engage with shareholders to promote transparency, improve accountability, and provide investors with a meaningful voice relating to our corporate governance and executive compensation practices.
What We Don’t Do
✘	We do not grant multi-year guaranteed incentive awards for executive officers.
✘	We no longer provide for “single-trigger” accelerated vesting of equity-based awards upon a change in control.
✘
We do not allow for excise tax “gross-ups” upon a change in control in employment agreements entered into since 2013 (five of seven executive officers of the Company do not have tax gross ups in their employments agreements).

✘	We do not permit our executive officers and directors to hedge or pledge Company securities.
✘	We do not allow for discounting, reloading, or re-pricing of stock options without shareholder approval.

TrustCo Bank Corp NY 2023 Proxy Statement	5

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
Information About the Annual Meeting
Only shareholders of record at the close of business on March 20, 2023 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold. TrustCo’s common stock is the only class of its equity securities outstanding. As of March 20, 2023, there were 19,024,433 shares of common stock outstanding.
The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card or otherwise properly vote, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum.
Under the rules of the Nasdaq Stock Market (“Nasdaq”), brokers do not have discretionary authority to vote shares on proposals that are not “routine.” Of the proposals to be considered at the Annual Meeting, Proposal 5 (Ratification of the Appointment of Independent Auditors) is considered a routine matter, so the bank or broker will have discretionary authority to vote shares held in street name on that item. None of the other proposals would be considered routine matters under Nasdaq rules, so brokers do not have discretionary authority to vote shares held in street name on those proposals. If a shareholder wishes for his or her shares to be voted on these matters, the shareholder must provide his or her broker with voting instructions. If a shareholder owns shares in “street name” through a bank or broker, the shareholder may instruct his or her bank or broker how to vote the shares using the instructions provided by the bank or broker. A “broker non-vote” occurs when a shareholder who owns shares through a bank or broker fails to provide the bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote the shares on a particular proposal.
All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated. Except with respect to Proposal 5, if shareholders of record return a signed proxy card but fail to instruct how the shares registered in their names must be voted or otherwise vote without marking voting selections, the shares will be voted as recommended by TrustCo’s board of directors. Please note that “say-on-pay,” Proposal 3, is only advisory in nature and has no binding effect on TrustCo or our board. The board will consider the proposal approved if the votes cast in favor of it exceed the votes cast against it. Additionally, please note that “say-on-frequency,” Proposal 4, also is only advisory in nature and has no binding effect on TrustCo or our board. The board will consider the alternative (every year, every two years, or every three years) receiving the highest number of votes as the recommendation of TrustCo shareholders with respect to the proposal. Broker non-votes will not be counted as votes cast for or against either Proposal 3 or 4.
The board of directors recommends that shareholders vote:
•	“‘FOR” the election of the nominees for director,
•	“FOR” the proposal to amend and restate the TrustCo Bank 2019 Equity Incentive Plan,
•	“FOR” the approval of the nonbinding advisory resolution approving the compensation of TrustCo’s named executive officers,
•	“FOR” the alternative “one year” with respect of the nonbinding advisory resolution on the frequency of an advisory vote on the compensation of TrustCo’s named executive officers, and,
•	“FOR” ratification of the appointment of Crowe LLP as TrustCo’s independent auditors.
If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.
Any shareholder executing a proxy solicited under this proxy statement has the power to revoke it by giving written notice to the Corporate Secretary of TrustCo at its main office address or during the meeting of shareholders at any time prior to the exercise of the proxy.
TrustCo will solicit proxies primarily by mail, and proxies may also be solicited by directors, officers, and employees of TrustCo or TrustCo’s wholly-owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, email or letter, and they will receive no additional compensation for such services. TrustCo has retained Alliance Advisors, LLC (“Alliance Advisors”) to aid in the solicitation of proxies for a solicitation fee of $12,000, plus expenses. Alliance Advisors may solicit the return of proxies by postal mail, telephone, e-mail, or through other means. The entire cost of this solicitation will be paid by TrustCo. TrustCo will also request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.

6	TrustCo Bank Corp NY 2023 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
Householding. The SEC has adopted rules that allow us to continue sending, in a single envelope, our proxy statement and other required annual meeting materials to two or more shareholders sharing the same address. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses, and other disclosure documents of a company that would otherwise be mailed in separate envelopes to more than one shareholder at a shared address may be mailed as one copy in one envelope addressed to all shareholders at that address (i.e., “householding”). Shareholders who participate in householding will, however, receive separate proxy cards. Householding reduces our printing and mailing expenses and associated environmental impact.
If one set of these proxy materials was sent to your household for the use by all TrustCo shareholders in your household and one or more of you would prefer to receive additional sets, or if multiple copies of these proxy materials were sent to your household and you want to receive one set, please contact Broadridge Financial Solutions, Inc., by calling toll-free at 866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Shareholders whose shares of our common stock are held in street name wishing to make either such election should contact their broker.
Announcement of Voting Results. Preliminary voting results will be announced during the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

TrustCo Bank Corp NY 2023 Proxy Statement	7

THE ANNUAL MEETING – PROPOSAL ONE
The Annual Meeting
A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.
Proposal 1 - Election of Directors
Our board is not classified, and all of our directors serve one-year terms. The board of directors has also adopted a Director Resignation Policy to address the situation in which a nominee for the board receives more votes against their election than they receive in favor of their election. Under the Director Resignation Policy, by accepting a nomination to stand for election or re-election as a director of TrustCo, or an appointment as a TrustCo director to fill a vacancy or new directorship, each candidate, nominee, or appointee will agree that if, in an uncontested election, he or she receives more votes against his or her election than are received in favor of his or her election, the director must promptly tender a written offer of resignation. Upon receipt of the offer of resignation, TrustCo’s Nominating and Corporate Governance Committee must promptly consider the offer and recommend to the full board whether to accept the resignation or reject it. The board must act on the committee’s recommendation not later than the next regularly scheduled board meeting after receipt of the recommendation. TrustCo’s Amended and Restated Certificate of Incorporation (as amended to date, the “Certificate of Incorporation”) provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the board of each of TrustCo and Trustco Bank is fixed at ten members.
The first item to be acted upon at the Annual Meeting is the election or reelection of all directors to serve on the TrustCo board of directors, as described in the table above on page 2. The pages that follow set forth information regarding the TrustCo nominees. Proxies will be voted in accordance with the specific instructions provided. Properly executed proxies that do not contain voting instructions will be voted “FOR” the election of the TrustCo nominees. If any of our nominees becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend. TrustCo’s nominees have consented to being named in this proxy statement and to serving on the board if elected.

8	TrustCo Bank Corp NY 2023 Proxy Statement

THE ANNUAL MEETING – PROPOSAL ONE
Information on TrustCo’s Directors and Nominees
Nominees for Election as TrustCo Director
for a One-Year Term to Expire in 2024
Name and Principal Occupation (1)

Dennis A. DeGennaro, Age 78, Director of TrustCo and Trustco Bank from 2009 to present, chair 2016 to 2018. Lead Independent Director 2019 to present. President and Chief Executive Officer, Camelot Associates Corp., a commercial and residential home builder and developer, from 1967 to present. Mr. DeGennaro is highly knowledgeable about commercial and residential real estate in the Capital Region of New York and contributes his organizational skills and experience from operating a successful business enterprise.

Brian C. Flynn, Age 72, Director of TrustCo and Trustco Bank from 2016 to present. Consultant and Certified Public Accountant (NY). Former partner of KPMG LLP (retired 2010) where he was employed for approximately 30 years. Mr. Flynn served in KPMG’s banking and finance practice area where his specialties included providing tax services to community banks, thrift institutions, and real estate developers/operators. Since his retirement in 2010, he has served as a technical tax consultant to a community bank trade group. Mr. Flynn brings to the board extensive tax, accounting, and financial reporting expertise in the financial services industry. Mr. Flynn has been designated an audit committee financial expert.

Lisa M. Lucarelli, Age 59, Director of TrustCo and Trustco Bank from 2017 to present. Private investor. Owner of LMKD Properties, LLC, a property management firm, from 2003 to 2021. Ms. Lucarelli contributes her experience in the area of residential real estate, as an entrepreneur operating a successful business enterprise, and her skills for developing and evaluating business strategies.

Thomas O. Maggs, Age 78, Director of TrustCo and Trustco Bank from 2005 to present, chair for 2015. President, Risk Strategies, Inc., an insurance agency, from 2018 to present. President, Maggs & Associates, The Business Insurance Brokers, Inc., an insurance broker, 1987 to 2018. Mr. Maggs contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.

Anthony J. Marinello, MD, PhD, Age 67, Director of TrustCo and Trustco Bank from 1995 to present, chair for 2013. Consultant, Emblem Health, a health insurance provider, August 2022 to present. Physician, Chief Medical Officer, Capital District Physicians Health Plan, a health insurance provider, January 2020 to July 2022; Vice President, Primary Care Services of Capital District Physicians Health Plan from 2018 to 2019. Previously a physician in private practice. Dr. Marinello contributes his experience as an entrepreneur operating a successful medical practice, an officer of a health insurance company, and his skills for developing and evaluating business strategies.

Robert J. McCormick (2), Age 59, Director of TrustCo and Trustco Bank from 2005 to present, chair from 2009 to 2010 and 2019 to present. President and Chief Executive Officer of TrustCo from 2004 to present, executive officer of TrustCo from 2001 to present and Chief Executive Officer of Trustco Bank from 2002 to present. Joined Trustco Bank in 1995. Mr. McCormick contributes his skills and knowledge obtained from being the chief executive officer of the Company and Trustco Bank.

Curtis N. Powell, Age 69, Director of TrustCo and Trustco Bank from 2021 to present. Retired. Former Vice President for Human Resources and Environmental Health, Safety, and Risk Management at Rensselaer Polytechnic Institute, a private research university, in Troy, New York from 2000 to 2023. Member, board of directors, St. Peter’s Health Partners, Albany, New York, from 2011 to 2022. Mr. Powell contributes experience in human capital and risk management, as well as strategic planning, finance, and budgeting.

Kimberly A. Russell, Age 54, Director of TrustCo and Trustco Bank from 2020 to present. President and COO of Frank Adams Jewelers, Inc. from 2007 to present, a premier retailer and jewelry design firm located in Albany, New York. Ms. Russell began her career at Frank Adams Jewelers in 1991. Ms. Russell brings to the board valuable experience and background in the retail sector, branding, and image development.

Alejandro M. Sanchez, Age 64, Director of TrustCo and Trustco Bank since 2022. President and CEO, Florida Bankers Association, a banking industry advocacy group, in Tallahassee, Florida from 1993 to present. Mr. Sanchez brings banking industry and regulatory knowledge and political insight to the board.

Frank B. Silverman, Age 51, Director TrustCo and Trustco Bank from 2020 to present. Managing member of Vision Development and Management, Inc., a real estate development firm, from 2005 to present. Owner of Silverman Consulting, a small business development firm, from 2005 to present. Executive Director, Martial Arts Industry Association from 2001 to present. Owner of Central Florida Championship Karate from 1991 to present. Mr. Silverman brings to the board experience as an entrepreneur and substantial roots in the Orlando real estate market and central Florida community. He adds depth and geographic diversity to the board’s existing expertise in real estate development, retail business enterprises, and Trustco Bank’s core business of residential mortgage lending.

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank. No director of TrustCo serves on another public company board.
(2)	Mr. McCormick is the first cousin of Kevin M. Curley, Executive Vice President, TrustCo and Trustco Bank.

TrustCo Bank Corp NY 2023 Proxy Statement	9

THE ANNUAL MEETING – PROPOSAL ONE
Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED that the following nominees be elected as directors to hold office for terms to expire at the 2024 annual meeting of shareholders, or until his or her successor has been elected and qualified:
•	Dennis A. DeGennaro,
•	Brian C. Flynn,
•	Lisa M. Lucarelli,
•	Thomas O. Maggs,
•	Anthony J. Marinello, MD, PhD,
•	Robert J. McCormick,
•	Curtis N. Powell,
•	Kimberly A. Russell,
•	Alejandro M. Sanchez, and
•	Frank B. Silverman.
Vote Required and Recommendation
The nominees for election to the TrustCo board must receive the affirmative vote of a majority of the votes cast by the holders of common stock represented at the Annual Meeting directly or by proxy, which means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against.” Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on this proposal. Dissenters’ rights are not available to shareholders who object to the proposal. If elected, a nominee would serve for one year until the 2024 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been duly elected and qualified or until the director’s earlier resignation, removal, or death. If a director nominee fails to receive an affirmative majority of the votes cast, the board of directors will implement TrustCo’s Director Resignation Policy (if the nominee was an existing member of the board) and may take any appropriate actions within the board’s powers, such as decreasing the number of directors or filling a vacancy.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

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THE ANNUAL MEETING – PROPOSAL ONE
Information on TrustCo Executive Officers
Name and Principal Occupation(1)

Kevin M. Curley(2), Age 56, Executive Vice President, TrustCo and Trustco Bank from 2018 to present. Senior Vice President of TrustCo and Trustco Bank from 2011 to 2018. Executive Officer of TrustCo and Trustco Bank from 2017 to present. Joined Trustco Bank in 1990.

Michael Hall, Age 57, General Counsel and Corporate Secretary of TrustCo and Trustco Bank from 2018 to present. Vice President and Counsel of TrustCo and Trustco Bank from 2015 to 2018. Assistant Secretary of TrustCo and Trustco Bank for 2016. Executive Officer and Secretary of TrustCo and Trustco Bank from 2017 to present. Attorney with McNamee, Lochner, Titus & William, P.C. from 1992 to 2015. Joined TrustCo and Trustco Bank in 2015.

Robert M. Leonard, Age 60, Executive Vice President of TrustCo and Trustco Bank from 2013 to present. Senior Vice President of TrustCo and Trustco Bank from 2010 to 2013. Secretary of TrustCo and Trustco Bank from 2003 to 2006 and 2009 to 2016. Assistant Secretary of TrustCo and Trustco Bank from 2006 to 2009. Executive Officer of TrustCo and Trustco Bank from 2003 to present. Joined Trustco Bank in 1986.

Michael M. Ozimek, Age 48, Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank from 2018 to present. Senior Vice President and Chief Financial Officer of TrustCo and Trustco Bank from 2014 to 2018. Executive Officer of TrustCo and Trustco Bank from 2014 to present. Joined TrustCo and Trustco Bank in 2002.

Scot R. Salvador, Age 56, Executive Vice President of TrustCo and Trustco Bank from 2004 to present. Executive Officer of TrustCo and Trustco Bank from 2004 to present. Joined Trustco Bank in 1995.

Eric W. Schreck, Age 56, Executive Vice President and Florida Regional President of Trustco Bank from 2021 to present. Senior Vice President and Florida Regional President of Trustco Bank from 2009 to 2020. Treasurer of TrustCo from 2010 to present. Executive Officer of TrustCo and Trustco Bank from 2010 to present. Joined Trustco Bank in 1989.

(1)	Executive Officers of TrustCo Bank Corp NY are also executive officers of Trustco Bank.
(2)	Mr. Curley is the first cousin of Robert J. McCormick, President and Chief Executive Officer and Director of TrustCo and Trustco Bank.
Director Independence
The listing standards of Nasdaq require that TrustCo have a majority of independent directors. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the board of directors affirmatively determines that the director has no relationship with TrustCo that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standards set forth a list of relationships that would preclude a finding of independence.
The board affirmatively determines the independence of each director and nominee for election as a director annually. In accordance with Nasdaq’s listing standards, it does not consider a director to be independent unless the board determines (i) that no relationship exists that would preclude a finding of independence under Nasdaq’s listing standards and (ii) that the director has no relationship with TrustCo (either directly or as a partner, stockholder or officer of an organization that has a relationship with TrustCo) that would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director.
TrustCo maintains an Audit Committee, a Compensation Committee, a Board Compliance Committee, a Fiduciary Committee, a Nominating and Corporate Governance Committee, and a Risk Committee. The charter of each of the committees and our Corporate Governance Guidelines may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab (the information found on TrustCo’s website is not incorporated by reference in this proxy statement or any other report that TrustCo files or furnishes to the SEC). Members of the Audit, Compensation, and Nominating and Corporate Governance Committees must also meet applicable independence tests of Nasdaq and the SEC. Pursuant to the charters of the Fiduciary and Risk Committees of the board, at least two and four members, respectively, of such committees must also qualify as independent under Nasdaq’s listing standards. The Board Compliance Committee does not require that its members be independent; provided, however, that at least two members of such committee are not (i) employees, former employees or controlling shareholders of TrustCo Bank or any of its affiliates or (ii) a family member of any such person.
Board Independence Determinations
The board has determined that all of the directors, except for Robert J. McCormick, are “independent directors” under Nasdaq listing standards. Additionally, all of TrustCo’s committee members satisfy the applicable independence requirements set forth in such committees’ charters. The relationships considered by the board in 2023 in determining that such directors were independent included

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THE ANNUAL MEETING – PROPOSAL ONE
those described below under “Related Person Transactions.” In each case, the board concluded that, in light of Nasdaq’s applicable independence standards, such relationships would not interfere with any of these directors’ individual exercise of independent judgment in carrying out the role of a director or compromise the oversight role that an independent director of TrustCo is expected to perform, and, therefore, are not material.
Additional Determinations made by the Board
The board has affirmatively determined that: Mr. Flynn satisfies the definition of an “audit committee financial expert” set out in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”); that each member of the Audit Committee continues to qualify for membership on the Audit Committee under SEC rules and Nasdaq’s listing standards, including the heightened independence requirements of Exchange Act Rule 10A-3; and that each member of the Audit Committee satisfies the financial sophistication requirement set forth under Rule 5605(c)(2)(A) of Nasdaq’s listing standards. Furthermore, the Board has determined that each member of the Compensation Committee has satisfied the heightened independence tests required by Nasdaq’s listing standards.
Board Meetings and Committees
TrustCo’s full board held 11 meetings during 2022. Trustco Bank’s board of directors met 12 times during 2022. TrustCo’s independent directors met in executive session two times during 2022, with all of the independent directors attending all executive sessions of the board that they were eligible to attend. Board executive sessions are chaired by Lead Independent Director DeGennaro.
The composition of each committee is set forth below.
Director	Audit Committee	Compensation Committee	Board Compliance Committee	Fiduciary Committee	Nominating and Corporate Governance Committee	Risk Committee
Dennis A DeGennaro	✔	✔	✔	✔	✔	✔
Brian C. Flynn	C	✔	✔	✔	✔	✔
Lisa M. Lucarelli	✔	✔	✔	✔	C	✔
Thomas O. Maggs	✔	C	✔	✔	✔	✔
Anthony J. Marinello, MD, PhD	✔	✔	C	✔	✔	C
Robert J. McCormick				C		✔
Curtis N. Powell	✔	✔	✔	✔	✔	✔
Kimberly Adams Russell	✔	✔	✔	✔	✔	✔
Alejandro M. Sanchez	✔	✔	✔	✔	✔	✔
Frank B. Silverman	✔	✔	✔	✔	✔	✔
The Nominating and Corporate Governance Committee held 7 meetings in 2022. The directors currently serving on the Nominating and Corporate Governance Committee are Lisa M. Lucarelli (Chair), Dennis A. DeGennaro, Brian C. Flynn, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, Alejandro M. Sanchez, and Frank B. Silverman. The functions of the Nominating and Corporate Governance Committee include recommending and reviewing individuals for consideration as directors, developing and annually reviewing governance guidelines applicable to the Company, and overseeing the Company’s ESG program.
TrustCo’s Audit Committee held 12 meetings and 2 executive sessions in 2022. The directors currently serving on the Audit Committee are Brian C. Flynn (Chair), Dennis A. DeGennaro, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, Alejandro M. Sanchez, and Frank B. Silverman. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s functions also include the review of TrustCo’s and Trustco Bank’s internal audit function and the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.
TrustCo’s Compensation Committee held 8 meetings in 2022. The directors currently serving on the Compensation Committee are Thomas O. Maggs (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, Alejandro M. Sanchez, and Frank B. Silverman. The function of the Compensation Committee is to generally oversee the employee compensation and benefit policies, plans, and programs of TrustCo and Trustco Bank. The Compensation Committee’s responsibilities also include establishing, annually reviewing, and approving the compensation of the executive officers. In

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THE ANNUAL MEETING – PROPOSAL ONE
addition, the Compensation Committee is responsible for annually reviewing board compensation and making appropriate recommendations for changes thereto. The Compensation Committee may, in its discretion and subject to the requirements of applicable law, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. Please refer to the discussion under “Executive Compensation” for a more detailed description of the Compensation Committee’s activities relative to the named executive officers.
The Board Compliance Committee held 12 meetings in 2022. The directors currently serving on the Board Compliance Committee are Dr. Anthony J. Marinello (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Curtis N. Powell, Kimberly A. Russell, Alejandro M, Sanchez, and Frank B. Silverman. The functions of the Compliance Committee are to provide assistance to the board in fulfilling its oversight responsibility relating to compliance with legal and regulatory requirements and Trustco Bank’s policies, including overseeing Trustco Bank’s communications with the federal banking agencies and other governmental authorities with jurisdiction over TrustCo and Trustco Bank.
The Fiduciary Committee held 3 meetings in 2022. The directors currently serving on the Fiduciary Committee are Robert J. McCormick (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, Alejandro M. Sanchez, and Frank B. Silverman. The functions of the Fiduciary Committee are to assist the board of directors in fulfilling its responsibilities with respect to the Trustco Bank Financial Service Department regarding fiduciary, agency, and custodial activities; to oversee the Financial Services Department in providing estate administration, trust administration, investment management services, and custodial services; to advise the board of directors with respect to the adoption of appropriate policies to be observed in offering such services; to oversee and enforcing sound risk management practices; and to report to the board of directors on the activity of the Financial Services Department in the conduct of its business.
The Risk Committee held 7 meetings in 2022. The directors currently serving on the Risk Committee are Dr. Anthony J. Marinello (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Robert J. McCormick, Curtis N. Powell, Kimberly A. Russell, Alejandro M. Sanchez, and Frank B. Silverman. The functions of the Risk Committee are to oversee the Company’s enterprise risk management program and to ensure that risk is appropriately identified, measured, treated, monitored, and reported within the governance structure approved by the board.
Compensation Committee Interlocks and Insider Participation.
No member of the Compensation Committee: (1) was an officer or employee of TrustCo or Trustco Bank; (2) was formerly an officer of TrustCo or Trustco Bank; or (3) had any relationship requiring disclosure by TrustCo under the SEC rules governing disclosure of related person transactions, except as otherwise reported. No executive officer of TrustCo served as a director or member of a compensation committee of another entity, one of whose executive officers served as a member of TrustCo’s board of directors or Compensation Committee.
Board Leadership Structure and Role in Risk Oversight
Board Leadership
Upon the recommendation of the Nominating and Corporate Governance Committee, Mr. DeGennaro was re-elected as Lead Independent Director effective April 1, 2023 to serve a term ending upon the earlier of March 31, 2024 or the date the board elects a successor. Robert J. McCormick, TrustCo’s president and chief executive officer, continues to serve as the chairman of the board.
The board of directors believes that it is more effective and efficient in the management of TrustCo and Trustco Bank and in the overall oversight of TrustCo’s operations to combine the roles of chairman and chief executive officer. TrustCo’s Audit, Compensation, Board Compliance, Nominating and Corporate Governance, and Risk Committees are all chaired by independent directors. Mr. DeGennaro, our Lead Independent Director, has been a member of the board of TrustCo and Trustco Bank since 2009. Under our Corporate Governance Guidelines, the Lead Independent Director will:
•	Chair the meetings of the independent directors of the board,
•	Work with the chairman and CEO to develop the board and committee agendas,
•	Develop the agendas for and chair executive sessions of the board’s independent directors, and
•	In consultation with the Nominating and Corporate Governance Committee, review and report on the results of the board’s and committees’ performance self-evaluations.
Role in Risk Oversight
Risk is inherent in the operation of every financial institution, and management of risk is a key part of the institution’s success. Risks faced by TrustCo and Trustco Bank include information security risk, credit risk, interest rate risk, price risk, liquidity risk, operational risk, compliance risk, strategic risk, and reputational risk. TrustCo management is responsible for the day-to-day management of the

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THE ANNUAL MEETING – PROPOSAL ONE
risks faced by the Company, while the board of directors as a whole is ultimately responsible for risk management oversight. In carrying out its responsibilities in this area, the board has delegated important duties to its committees. The Risk Committee has, as noted above, responsibility to oversee the management of the Company’s enterprise risk management program and to ensure that risk, including information security risk, is appropriately identified, measured, managed, monitored, and reported within the governance structure approved by the board. In discussing the enterprise risk management program with the board and the Audit Committee, management defines the universe of risks facing the Company and ranks them based on likelihood, severity, speed of onset, and persistence (the duration of time during which the organization could be impacted). Generally speaking, the shorter the time frame and the higher the severity of the risk, the greater the priority that is given by management to related controls and mitigation measures. The Audit Committee assists the full board with respect to the adequacy of TrustCo’s internal controls and financial reporting process, the independence and performance of TrustCo’s internal and external auditors, and compliance with legal and regulatory requirements. The Board Compliance Committee assists the board with respect to compliance with legal and regulatory requirements. The Fiduciary Committee oversees the Company’s Financial Services Department and assists the full board in managing risk associated therewith, as well as in fulfilling its responsibilities regarding fiduciary, agency, and custodial activities. The Nominating and Corporate Governance Committee oversees ESG-related risk management on at least a quarterly basis. Finally, the Compensation Committee has reviewed the Company’s incentive compensation practices to assess the extent to which such arrangements and practices encourage risk-taking and whether the level of encouragement of such risk-taking is appropriate under the circumstances. The Compensation Committee has concluded that the compensation program is not reasonably likely to encourage excessive risk-taking that would be likely to have a material adverse effect on the Company.
The entire board reviews and approves, on an annual basis, all significant policies that address risk within TrustCo’s consolidated organization. The board and its committees monitor risk through reports received on a periodic basis from management or from the Company’s independent registered public accounting firm and outside counsel, as appropriate, and the board annually approves the Company’s business continuity plan as well as its insurance program.
The Executive Vice President Corporate Services and Risk, Chief Financial Officer, and Director of Internal Audit evaluate the adequacy of the Company’s disclosure controls and procedures and facilitate the implementation of disclosure controls and procedures in a manner that captures information about the Company’s material risks.
Director Nominations
The nominees standing for election at the Annual Meeting were considered and selected by the Nominating and Corporate Governance Committee and unanimously approved by TrustCo’s independent directors.
Criteria and Diversity
The Nominating and Corporate Governance Committee is appointed by the board of directors in part to review and identify individuals qualified to become board members and to recommend to the board the nominees for consideration at the Annual Meeting. Criteria that will be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by Nasdaq’s listing standards, as well as skills, occupation, and experience in the context of the needs of the board. The Nominating and Corporate Governance Committee charter also sets forth certain qualities that the Nominating and Corporate Governance Committee should seek in nominees to the board, including high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies. Although neither the committee nor the full board of directors has a formal policy with respect to diversity, the committee and the board have a general objective of having a board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience, and perspective.
TrustCo’s board of directors agrees with the view of many shareholders that board diversity is a key contributor to company success. The board continues to consider diversity in the context of its board refreshment program. In that regard, the board adopted a retirement age of 72 for new directors first taking office in or after 2017. A director may continue to serve after age 72 if the board finds that the services of such director are necessary to expedite the business of the Company and that he or she is mentally and physically able and competent to perform the full duties of the office of board member, however, in no event may a director serve beyond December 31 of the year that he or she reaches age 76. This retirement age affirmatively promotes refreshment. Further, through the board’s self-evaluation process, the board’s needs in terms of the experience and expertise of its members are continuously evaluated and the needs identified are considered in the process of identifying potential board candidates. The board is committed to seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills, and experiences as part of each search for qualified directors the Company undertakes.

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THE ANNUAL MEETING – PROPOSAL ONE
Process for Identifying and Evaluating Nominees for Director
The process that will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the board. Additionally, the Nominating and Corporate Governance Committee is authorized under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). After a potential candidate is identified, the committee investigates and assesses the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the committee. From time to time, but at least once each year, the committee meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or elected to fill vacancies. All nominees must be approved by the committee and by a majority of the independent members of the board.
Director Nominees Proposed by Shareholders
The committee will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo’s bylaws, written nominations of persons for election to the board of directors must be delivered or mailed to the board not fewer than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if fewer than 21 days’ notice of the meeting is provided to shareholders. In addition to satisfying the requirements under our bylaws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than TrustCo’s nominees must provide notice to the Company that complies with the information and timing requirements of Rule 14a-19 under the Exchange Act.
Shareholder Communications with Board and Board Attendance at Annual Meeting of Shareholders
TrustCo provides a process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Michael Hall, Corporate Secretary, P.O. Box 1082, Schenectady, New York 12301-1082. Additionally, immediately after the Annual Meeting of Shareholders, TrustCo conducts a shareholders’ assembly which provides a forum for shareholders to express their views.
Although TrustCo does not have a policy with regard to board members’ attendance at the Annual Meeting of Shareholders, the directors are encouraged to attend such meetings and, with the exception of one member, all of our directors then in office attended the 2022 Annual Meeting.

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THE ANNUAL MEETING-PROPOSAL2
Proposal 2 – Approval of the Amended and Restated 2019 Equity Incentive Plan
TrustCo is seeking shareholder approval of an amendment and restatement of the Company’s 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”) in order to increase the maximum number of shares of the Company’s common stock authorized for issuance over the term of the 2019 Equity Incentive Plan by 300,000 shares, from 400,000 shares (after giving effect to the 1-for-5 reverse stock split on May 28, 2021) to 700,000 shares. The amendment and restatement of the 2019 Equity Incentive Plan (the “A&R 2019 Plan”) would also extend the term of the 2019 Equity Incentive Plan to May 18, 2033, unless terminated earlier by the Board of Directors, and provide for certain other changes as described below.
The following table provides information regarding (i) awards outstanding under the 2019 Equity Incentive Plan, as well as under the Amended and Restated TrustCo Bank Corp NY 2010 Equity Incentive Plan (the “2010 EIP”) and the Amended and Restated TrustCo Bank Corp NY 2010 Directors Equity Incentive Plan (the “2010 Directors EIP” and, together with the 2010 EIP, the “Predecessor Plans”), which Predecessor Plans were replaced by the 2019 Equity Incentive Plan in May 2019 and are no longer used to grant awards, and (ii) shares available for future awards under the 2019 Equity Incentive Plan, in each case as of March 20, 2023, as well as (iii) the proposed increase in shares issuable under the 2019 Equity Incentive Plan:
	Numberof shares	As a percentage of TRST common stock outstanding as of March 20, 2023
Outstanding stock options	78,853	0.40%
Outstanding RSUs	238,861	1.26%
Total shares subject to outstanding awards as of 3/20/23 (A)	315,714	1.66%
Total shares available for future awards as of 3/20/23 (B)	76,941	0.40%
Proposed additional shares available for future awards (C)	300,000	1.58%
Total of (A), (B) and (C) above	692,655	3.64%
(1)
238,861 shares, or 100% of the 238,861 RSU awards outstanding under the 2019 Equity Incentive Plan, and 0 shares, or 0% of the awards outstanding under the Predecessor Plans, will upon vesting be paid in cash and not shares of stock. Therefore, the potential dilution from our total awards outstanding under both the 2019 Equity Incentive Plan and the Predecessor Plan, the remaining available shares under the 2019 Equity Incentive Plan, and the additional shares available under the A&R 2019 Plan represent 2.38% of our outstanding shares as of March 20, 2023.

TrustCo is seeking approval of the A&R 2019 Plan in order to provide for the issuance of up to an additional 300,000 shares of our common stock, which will be available for issuance pursuant to options, stock appreciation rights (“SARs”), restricted stock, and restricted stock units (both time based and performance based), to employees and directors. This allotment of an additional 300,000 shares represents, as of December 31, 2022, approximately 1.58% of our fully diluted capitalization based on shares outstanding and all other equity awards, whether or not vested, that may be issued as shares of stock.
The A&R 2019 Plan has been approved by the Compensation Committee and Board of Directors. However, the A&R 2019 Plan will not become effective unless it is approved by our shareholders at the annual meeting. If our shareholders do not approve this proposal, we will continue to operate under the 2019 Equity Incentive Plan as currently in effect.
As part of our ongoing review of our compensation plans, we use the annual usage of shares to help determine, among other things, the expected remaining life of a plan based on the remaining number of shares authorized for issuance under the plan. At similar annual usage levels, the shares remaining eligible for issuance under the 2019 Equity Incentive Plan will not be sufficient for the issuance of the Company’s annual equity awards in 2023. We believe that the terms of the A&R 2019 Plan, including its share pool, are reasonable, appropriate, and in the best interests of our shareholders. Accordingly, the Company recommends approval of the A&R 2019 Plan.
Key Changes to the 2019 Equity Incentive Plan
The A&R 2019 Plan, which will become effective on May 18, 2023 if it is approved by our shareholders, makes the following changes, as described in more detail below:
•	Increases the shares available for awards under the 2019 Equity Incentive Plan by 300,000 shares, from 400,000 shares to a total of 700,000 shares.
•	Extends the term of the 2019 Equity Incentive Plan to May 18, 2033, the tenth anniversary of this year’s annual meeting of shareholders, unless terminated earlier by the Board of Directors.

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•
Adds a provision providing that the maximum number of shares of stock subject to awards granted during a single fiscal year to any non-employee director, together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed a total value of $300,000 (calculating the value of any awards based on the grant date fair value for financial reporting purposes).

•
Expands a section providing that that (i) subject to certain exceptions, awards granted under the A&R 2019 Plan will vest no earlier than one year from the date of grant and (ii) the Compensation Committee shall have the power to accelerate the time at which an award may first be exercised or the time during which an award shall vest.

•	Makes certain other technical and administrative changes, including with respect to Section 409A of the Internal Revenue Code of 1986, as well as certain conforming changes.
Corporate Governance Aspects of the Amended and Restated 2019 Equity Incentive Plan
The strong corporate governance aspects of the 2019 Equity Incentive Plan, as amended and restated, are summarized in the following table:
Significant Features	Description
Responsible Share Recycling:
The Equity Incentive Plan contains responsible share recycling provisions:
• Any shares surrendered to pay the option exercise price or satisfy tax withholding, or repurchased by the Company with option exercise proceeds, will not be added back (recycled) to the Plan.
• The Plan also provides that the gross number of stock appreciation rights exercised or settled, and not just the net shares issued upon exercise or settlement, will count against the aggregate limit on the number of shares that may be issued under the 2019 Equity Incentive Plan.

No Discounted Stock Options or Stock Appreciation Rights:	Stock options and stock appreciation rights must have an exercise price equal to or greater than fair market value of our common stock on the date of grant.
No Re-pricing of Stock Options or Stock Appreciation Rights:	Re-pricing stock options and stock appreciation rights is prohibited without shareholder approval, including by exchange for cash or a new or different award type.
“Double-Trigger” Required for Vesting on Change in Control:
A change in control does not, by itself, trigger full vesting of awards under the Plan. Any continuing or replacement awards will retain pre-change-in-control vesting and other terms, except that full vesting will occur in the event the participant’s employment is involuntarily terminated within twenty-four months of the change in control transaction (the occurrence of the “double trigger”) or in the event the awards are not assumed in connection with the change-in-control and are terminated.

Best Practice Treatment of Awards subject to Performance-Based Vesting on Change in Control:
In the event that awards subject to performance-based vesting are not continued or replaced upon a change in control, those awards will vest and pay out based on the greater of (i) actual performance against the performance goals through the date of the change in control or (ii) a prorated amount based on target and the percentage of the performance period elapsed at the time of the change in control.

Clawback and Ability for Other Protective Provisions:
The Equity Incentive Plan authorizes the Compensation Committee to include a clawback, holding period, or other protective provisions, such as consent to restrictive covenants, in the terms of any award. Our executive officers are also subject to a clawback policy as further described on page 40 of this document.

No Dividend Equivalents Distributed on Unvested Awards:
The Equity Incentive Plan prohibits payment of dividends or dividend equivalents on all types of awards other than restricted stock and dividends shall only be paid on restricted stock when those awards are earned and vested.

Limits on Material Amendments and No Evergreen Provision:
The Equity Incentive Plan authorizes a maximum number of shares of common stock and shareholder approval will be required for any additional shares or to make a material amendment to the 2019 Equity Incentive Plan.

No Transfers for Value:	Awards may not be transferred for value, and any transfer not for value must be approved by the Compensation Committee.
Minimum Vesting Period for Awards:	Subject to certain exceptions, awards granted under the 2019 Equity Incentive Plan will vest no earlier than one year from the date of grant.

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Significant Features	Description
Annual Cap on Awards to Non-Employee Directors:
The maximum number of shares of stock subject to awards granted during a single fiscal year to any non-employee director, together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed a total value of $300,000.

Independent Committee Administration:	The Equity Incentive Plan will be administered by a committee of the board of directors comprised entirely of independent directors.
Purposes of the 2019 Equity Incentive Plan
The purpose of the 2019 Equity Incentive Plan is to advance the interests of TrustCo and its shareholders by providing key employees and directors with additional incentives and motivation toward superior performance through the opportunity to acquire equity ownership in TrustCo, and by enabling TrustCo and its subsidiaries to attract and retain the services of talented employees and directors. At the same time, the board of directors and the Compensation Committee work together to ensure that the plan, in conjunction with TrustCo’s other compensation policies and practices, does not create risks that are reasonably likely to have a material adverse effect on TrustCo.
Under the 2019 Equity Incentive Plan, TrustCo may grant or award stock options, SARs, restricted stock, and restricted stock units, to persons eligible to participate in the plan, who, in general, are any of our directors as well as any executives, key managerial employees or other employees of the Company or its subsidiaries who are regular, full-time, salaried employees. The total number of non-employee directors eligible to participate in the 2019 Equity Incentive Plan is 9 and the approximate total number of eligible employees is 191. The Equity Incentive Plan will remain in effect, subject to the board of director’s right to terminate the plan earlier, until all awards made under it have been exercised or expired. However, under the terms of the amended and restated Equity Incentive Plan, no award may be granted under the plan on or after May 18, 2033.
Administration
The Compensation Committee administers the 2019 Equity Incentive Plan and has the authority to determine the type or types of awards to be made under the plan and to designate the employees and directors who will receive such awards. The Compensation Committee is authorized to interpret the 2019 Equity Incentive Plan, to adopt rules for the plan, to accelerate the time at which an award may vest or first be exercised, and to make all other determinations necessary for the administration of the plan.
The Compensation Committee may authorize TrustCo’s Chief Executive Officer and other senior officers to recommend recipients of awards under the 2019 Equity Incentive Plan, to determine the terms and conditions of any such awards, and to take such other actions that the Compensation Committee may take under the plan. The Compensation Committee may not, however, delegate authority to grant awards to, or take other action with respect to, participants who are subject to Section 16 of the Exchange Act. TrustCo’s Compensation Committee is comprised of independent members of TrustCo’s board of directors.
Shares Subject to the Amended and Restated Equity Incentive Plan
The total number of shares of common stock that may be issued pursuant to the 2019 Equity Incentive Plan, as amended and restated, may not exceed 700,000 shares, units or awards, all of which may be granted as incentive stock options. Such number of shares will be adjusted proportionately if there is a change in outstanding shares due to a stock dividend or split, recapitalization, merger, or other similar corporate change. The shares of common stock to be issued under the 2019 Equity Incentive Plan may consist of authorized but unissued stock or treasury stock.
Shares underlying awards that expire or are forfeited or terminated without being exercised or settled for cash will again be available for future grants. However, shares used to pay the exercise price of an option, shares used to satisfy tax withholding obligations with respect to any award and shares reacquired by the Company in the open market using the proceeds of amounts received upon the exercise of options will not be available for future awards under the 2019 Equity Incentive Plan. To the extent shares are delivered pursuant to the exercise of a stock appreciation right, the number of underlying shares as to which the exercise related will be counted against the shares available for issuance under the 2019 Equity Incentive Plan, as opposed to only counting the net shares issued. Awards payable or settled solely in cash shall not reduce the number of shares of available for issuance under the 2019 Equity Incentive Plan.
The maximum number of shares of stock subject to awards granted during a single fiscal year to any non-employee director, together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed a total value of $300,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).

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Types of Awards Available
Stock Options
A stock option is the right to purchase a specified number of shares of common stock in the future at a specified exercise price and subject to the other terms and conditions specified in the option agreement and the 2019 Equity Incentive Plan. The Compensation Committee has complete discretion in determining the number of options granted to a participant and may grant any type of option to purchase common stock that is permitted by law at the time of grant.
Stock options granted under the 2019 Equity Incentive Plan may be either “incentive stock options,” (“ISO”) which may be eligible for special tax treatment under the Internal Revenue Code, or options other than incentive stock options (referred to as “nonstatutory” or “nonqualified” stock options), as determined by the Compensation Committee and stated in the option agreement relating to the option grant. The exercise price of each option is set by the Compensation Committee but cannot be less than 100% of the fair market value of TrustCo’s common stock at the time of grant (or, in the case of an incentive stock option granted to a 10% or more shareholder, 110% of that fair market value). Fair market value of TrustCo common stock is generally determined as the closing price of the stock as reported on the Nasdaq Global Select Market on the option grant date. The exercise price of any stock options granted under the 2019 Equity Incentive Plan may be paid in cash, by tendering previously-acquired shares having an aggregate fair market value at the time of exercise equal to the total option price, by any other means that the Compensation Committee determines to be consistent with the 2019 Equity Incentive Plan’s purpose and applicable law or by a combination of the foregoing.
Options awarded under the 2019 Equity Incentive Plan may be exercisable at such times and subject to such restrictions and conditions as the Compensation Committee may approve. The Compensation Committee determines the period of time during which an option may be exercised, although no option may be exercisable after ten years from the date of grant (five years in the case of an ISO granted to an employee who is a ten-percent shareholder on the date of grant).
If a participant’s employment with TrustCo is terminated by reason of his or her death, disability, or retirement, the participant’s outstanding options will vest 100% and be deemed exercisable in full upon such termination, and the options may be exercised at any time prior to their expiration date or within three years after such date of termination, whichever period is shorter. If the participant’s employment terminates for any reason other than death, disability or retirement, or other than involuntarily for cause, the rights under any then-outstanding option granted under the 2019 Equity Incentive Plan will terminate upon the expiration date of the option or three months after the termination date, whichever first occurs. Where a participant’s termination of employment is involuntarily for cause, his or her rights under all options, whether or not such options are vested, will terminate immediately.
Stock Appreciation Rights
A “stock appreciation right” or “SAR” is the right to receive a payment from TrustCo equal to the excess of the fair market value of a share of TrustCo common stock at the date of exercise over a specified price fixed by the Compensation Committee on the date of grant, which price may not be less than 100% of the fair market value of the stock on the date of grant. SARs may be exercised upon whatever terms and conditions the Compensation Committee, in its sole discretion, imposes upon the SARs. Upon exercise of the SAR, the holder will be entitled to receive payment of an amount determined by multiplying the difference between the fair market value of a share of common stock at the date of exercise over the price fixed by the Compensation Committee at the date of grant by the number of shares with respect to which the Stock Appreciation Right is exercised. Payment for SARs will be made in shares or cash. SARs granted under the 2019 Equity Incentive Plan will expire no later than ten years after the date of grant. In the event the employment of a participant is terminated, any SARs outstanding will terminate in the same manner as described above for options.
Restricted Stock
Restricted stock awards are shares of TrustCo common stock that are awarded to a participant subject to the satisfaction of the terms and conditions established by the Compensation Committee. Subject to the terms and conditions of the 2019 Equity Incentive Plan and the applicable award agreement, upon delivery of shares of restricted stock to a participant, or creation of a book entry evidencing a participant’s ownership of such shares, the participant will have all of the rights of a shareholder with respect to such restricted shares provided that all dividends or distributions whether paid in shares of stock or cash, shall be subject to the same restrictions on transferability as the shares of restricted stock with respect to which they were paid.
Shares of restricted stock, however, may not be sold, pledged or otherwise transferred for such period of time as may be determined by the Compensation Committee and specified in the applicable award agreement or until the earlier satisfaction of other conditions (which may include the attainment of performance goals as described below). If a participant is terminated because of his or her death or disability during the restricted period, such period will automatically terminate if such period of restriction is based solely on time. If such restriction period is based on the achievement of performance goals, the restriction period shall terminate on the date of death or

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disability as to a pro rata number of shares of restricted stock subject to the restriction period based on the target number of shares of restricted stock and the number of months of employment or service during the performance period prior to the date of termination, and upon such termination any shares of restricted stock still subject to the restriction period automatically will be forfeited and returned to TrustCo.
Restricted Stock Units
A restricted stock unit is a right to receive a payment equal to the value of a share of TrustCo common stock that is awarded to a participant subject to the satisfaction of the terms and conditions established by the Compensation Committee. Restricted stock units are similar to restricted stock, except no shares are actually awarded to a participant, and the participant will have no rights of a shareholder with respect to the restricted stock units. All restricted stock units will be settled in shares or by a cash payment determined by reference to the then-current fair market value of TrustCo common stock.
The award agreement for the grant of the restricted stock units will specify the time period and other conditions (including the performance goals described below) following which TrustCo will make payment with respect to restricted stock units. Upon a separation from service of a participant, any restricted stock units will terminate in the same manner as described above for restricted stock.
Performance Goals
Awards under the 2019 Equity Incentive Plan may be subject to criteria and objectives determined by the Compensation Committee that must be satisfied or met during a specified time period as a condition to the participant’s receipt of payment with respect to such awards.
Transferability of Awards
Awards under the 2019 Equity Incentive Plan may not be sold or otherwise transferred except by will or the laws of descent and distribution, subject to certain limited exceptions generally relating to transfers not for value to immediate family members and for estate planning purposes.
Change in Control
Except as expressly provided otherwise in an award agreement, in the event of a participant’s termination without cause within twenty-four months following a change-in-control of TrustCo (as “change-in-control” is defined in the plan), all options and stock appreciation rights will vest 100%. Restricted stock and restricted stock units that vest based solely on time shall immediately vest and restricted stock and restricted stock units that vest on the achievement of performance goals shall vest as to a pro rata number of restricted stock units based on the target number of restricted stock units and the number of months of employment or service during the performance period prior to the date of termination, provided that, if the performance period has been completed prior to the participant’s termination and the restricted stock remains restricted and restricted stock units have not been settled, then the restricted stock restrictions shall lapse and the restricted stock units shall be paid out based on actual performance and in all events any amounts shall be settled and paid out on or immediately following the date of termination (but in no event later than thirty (30) days following such date). Depending on the nature of the change-in-control transaction, payment of certain awards may be delayed to comply with Section 409A of the Internal Revenue Code.
For purposes of the 2019 Equity Incentive Plan, a “change-in-control” will mean any one or more of the following:
•
any individual, corporation (other than TrustCo or Trustco Bank), or other entity or group of persons acting in concert becomes the beneficial owner of securities of TrustCo or Trustco Bank possessing 20% or more of the voting power for the election of directors of either of those companies,

•
a consolidation, merger, or other business combination is consummated that involves either TrustCo or Trustco Bank (or their securities) in which holders of voting securities immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of either TrustCo or Trustco Bank (or voting securities of the entity or entities surviving such transaction) having 60% or less of the total voting power in an election of directors of either of TrustCo or Trustco Bank (or such other surviving entity or entities),

•
during any period of two consecutive years, individuals who at the beginning of such period constituted the directors of either TrustCo or Trustco Bank cease to constitute at least a majority thereof unless the election, or nomination for election by either TrustCo or Trustco Bank shareholders, of each new director was approved by a vote of at least two-thirds of the directors of either TrustCo or Trustco Bank then still in office who were directors of either at the beginning of any such period,

•	removal by the stockholders of all or any of the incumbent directors of either TrustCo or TrustCo Bank other than a removal for cause, or

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•
the completion of a sale, lease, exchange, or other transfer is completed (in one transaction or a series of related transactions) of all, or substantially all, of the assets of either TrustCo or Trustco Bank to a party that is not controlled by or under common control with either TrustCo or Trustco Bank.

Amendment and Termination
The board of directors may amend, suspend, or terminate the 2019 Equity Incentive Plan. The Compensation Committee also may, to the extent permitted by the 2019 Equity Incentive Plan, amend the terms of any award granted under the plan, including any award agreement. Subject to certain exceptions, no such change, however, may be made without first obtaining the approval of TrustCo shareholders if the amendment would:
•	increase the maximum number of shares that may be sold or awarded under the plan or increase the maximum award limitations set forth in the plan,
•	decrease the minimum option price or grant price requirements applicable to options and SARs,
•	change the class of persons eligible to receive awards,
•	extend the duration of the plan or the period during which options or SARs may be exercised, or
•	otherwise require shareholder approval to comply with any applicable law, regulation or rule.
In addition, no change to the plan or any award under the plan may be made that would materially impair the previously accrued rights of a participant without the written consent of that participant (or result in an unfavorable outcome under Code Section 409A), unless the board of directors or the Compensation Committee determines that the amendment is necessary or advisable to comply with laws, regulations, rules or accounting standards.
The board of directors or the Compensation Committee may adjust the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events or of changes in applicable laws, regulations, or accounting principles in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the 2019 Equity Incentive Plan. Neither the board of directors nor the Compensation Committee may make any adjustment that would cause an award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A.
Changes in Capital
In the event of any corporate event or transaction, such as a stock dividend, stock split, recapitalization, reorganization, merger or consolidation, or spin-off, in order to prevent dilution or enlargement of participants’ rights under the 2019 Equity Incentive Plan, the Compensation Committee will adjust the number, class, and kind of securities that can be delivered under the plan and outstanding awards, the plan’s limits on the number of shares that can be subject to awards granted to a single participant during a single fiscal year, and the price, as applicable, of securities subject to awards outstanding under the plan.
Repricing
Neither the board of directors nor the Compensation Committee may authorize the repricing of an award without the prior approval of shareholders. For this purpose, the term “repricing” means any of the following or any other action that has the same effect:
•	to lower the exercise price or price per share of an award after it is granted,
•	to purchase for cash or shares an outstanding award at a time when its exercise price or price per share exceeds the fair market value of TrustCo common stock,
•	to take any other action that is treated as a repricing under generally accepted accounting principles, or
•	to cancel an award at a time when its exercise price or price per share exceeds the fair market value of TrustCo common stock in exchange for another award or TrustCo equity.
Certain Federal Income Tax Consequences
The following is a brief summary of certain significant United States Federal income tax consequences, under the Internal Revenue Code, regulations promulgated thereunder and judicial or ruling authorities, as in effect on the date of this summary, applicable to us and participants in connection with awards under the 2019 Equity Incentive Plan. Such authorities are subject to change, which change may be retroactive. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. If an award constitutes nonqualified deferred

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compensation and fails to comply with Section 409A of the Code, the award will be subject to immediate taxation and a penalty tax in the year the award vests. In addition Section 162(m) of the Code was revised as part of the 2017 Tax Reform Act and now limits a company’s ability to deduct for tax purposes compensation in excess of $1,000,000 paid in any single tax year to the chief executive officer or any of the Company’s named executive officers or former named executive officers. This summary is not intended to be exhaustive, and, among other things, does not describe state, local, or non-United States tax consequences, or the effect of gift, estate or inheritance taxes.
The grant of options under the 2019 Equity Incentive Plan will not result in taxable income to the recipient of the option or an income tax deduction for TrustCo. However, the transfer of TrustCo common stock to an option holder upon exercise of his or her option may or may not give rise to taxable income to the option holder and a tax deduction for TrustCo depending upon whether such option is a nonqualified stock option or an incentive stock option.
The exercise of a nonqualified stock option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for TrustCo in the amount by which the fair market value of the shares of common stock purchased, on the date of such exercise, exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares. The gain or loss will be long term or short term depending upon how long the stock is held by the participant prior to its sale.
The exercise of an incentive stock option by the option holder is exempt from income tax, although not from the alternative minimum tax, and does not result in a tax deduction for TrustCo if the holder has been an employee at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the option holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. TrustCo would be entitled to a tax deduction equal to that amount of ordinary income reported by the option holder, subject to any limitations under Section 162(m) of the Code. Any additional gain realized by the option holder on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the holder.
The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for TrustCo. Upon exercise of a SAR, the amount of any cash the participant receives and the fair market value as of the exercise date of any of TrustCo common stock received are taxable to the participant as ordinary income and deductible by TrustCo, subject to any limitations under Section 162(m) of the Code.
A participant will not recognize any taxable income upon the award of shares of restricted stock that are not transferable and are subject to a substantial risk of forfeiture. Generally, the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse. However, a participant may elect to recognize taxable ordinary income upon the award date of restricted stock based on the fair market value of the shares of TrustCo common stock subject to the award on the date of the award by making an 83(b) election with the Internal Revenue Service within 30 days of such date. Assuming compliance with the applicable reporting requirements, TrustCo will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in TrustCo’s taxable year in which that participant recognizes that ordinary income, subject to any limitations under Section 162(m) of the Code.
The granting of restricted stock units does not result in taxable income to the recipient of a restricted stock unit or a tax deduction for TrustCo. The amount of cash paid, or the then-current fair market value of common stock received upon settlement of the restricted stock units is taxable to the recipient as ordinary income and deductible by TrustCo, subject to any limitations under Section 162(m) of the Code. Generally, any amount that is treated as ordinary income (compensation) will be subject to applicable withholding requirements which may be paid by the participant in cash or shares.
New Plan Benefits
Awards under the 2019 Equity Incentive Plan are subject to the discretion of the Compensation Committee. As a result, it is not possible to determine the specific amounts and types of awards that may be granted in the future under the 2019 Equity Incentive Plan because the grant of awards under the 2019 Equity Incentive Plan is within the discretion of the Compensation Committee.

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Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information, as of December 31, 2022, with respect to the securities authorized for issuance under the 2019 Equity Incentive Plan and the Predecessor Plans. This table does not include the additional 300,000 shares that would become available for issuance under the A&R 2019 Plan if shareholders approve Proposal 2 at the annual meeting.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	76,853	$34.48	76,941
Equity compensation plan not approved by security holders	N/A	N/A	N/A
Total	76,853	$34.48	76,941(1)
(1)	Reflects 76,941 shares available for future issuance under the 2019 Equity Incentive Plan.
Vote Required and Recommendation
The affirmative vote of a majority of all of TrustCo’s issued and outstanding shares of common stock is required to approve the Amended and Restated 2019 Equity Incentive Plan. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

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THE ANNUAL MEETING – PROPOSAL 3
Proposal 3 - Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers
TrustCo has annually provided shareholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, and the tabular disclosure regarding the compensation of the named executive officers and the accompanying narrative. This opportunity is often referred to as a “say-on-pay” vote or proposal.
The say-on-pay proposal described below gives TrustCo shareholders the opportunity to endorse, or not endorse, the compensation of the named executive officers. The vote on the proposal is not intended to address any specific element of executive compensation. Further, the vote is advisory, which means that it is not binding on TrustCo, its board of directors, or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. Please refer to the “Compensation Discussion and Analysis” for a discussion of the effect of the vote on the say-on-pay proposal at TrustCo’s 2022 annual meeting on the Compensation Committee’s decisions during 2022.
As discussed in more detail in the Compensation Discussion and Analysis, TrustCo seeks to offer a compensation structure for its executive officers designed to compare favorably with its peer group while taking into account the experience and responsibilities of each particular executive officer. TrustCo also seeks to provide compensation incentives that promote the enhancement of shareholder value in conjunction with encouraging and rewarding a high level of performance evidenced through the achievement of corporate and individual financial and business objectives and managing and minimizing the level of risk inherent in any compensation program. The Compensation Committee and the board of directors believe that the policies and procedures described in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation program and achieving its goals and that the compensation of the Company’s named executive officers in 2022 reflects and supports these compensation policies and procedures.
Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholders of TrustCo Bank Corp NY approve, on an advisory basis, the compensation of the named executive officers, as disclosed in TrustCo’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast is required to adopt the foregoing resolution approving the compensation of TrustCo’s named executive officers. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on the outcome of this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.

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Proposal 4 - Advisory Resolution on the Frequency of an Advisory Vote on the Compensation of TrustCo’s Named Executive Officers
TrustCo is required under the federal securities laws to provide shareholders the opportunity to vote, on a nonbinding, advisory basis, as to how frequently TrustCo should seek future “say on pay” advisory votes on the compensation of its named executive officers.
More specifically, TrustCo is asking whether shareholders would prefer that the say-on-pay advisory vote occur every year, every two years, or every three years. (Shareholders also may, if they wish, abstain from casting a vote on this proposal.) The board of directors will take into consideration the outcome of the resolution when considering the frequency of the advisory vote on executive compensation in the future.
TrustCo’s shareholders in 2017 approved, in a nonbinding vote, holding the say-on-pay vote every year. TrustCo’s Compensation Committee and the full board of directors agree that an annual advisory vote on the compensation of the named executive officers would better serve the Company and its shareholders. In the view of the board, since the compensation of the named executive officers is evaluated, adjusted as appropriate, and approved on an annual basis, the views of the Company’s shareholders as expressed in the say-on-pay advisory vote should also be considered annually. Annual advisory votes, in the view of the board, provide an effective means of communicating shareholder views about the Company’s executive compensation programs.
Because the vote on the frequency of the say on pay advisory vote also is advisory, it is not binding on the board or TrustCo in any way. It is expected, however, that the board of directors and the Compensation Committee will take the outcome of the vote into account when considering the frequency of future advisory votes on executive compensation.
Resolution
In light of the forgoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholder of TrustCo Bank Corp NY determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.
Vote Required and Recommendation
The board of directors will consider the alternative (every year, every two years, or every three years) receiving the highest number of votes as the recommendation of TrustCo shareholders with respect to the frequency of the advisory vote on executive compensation. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on the outcome of this proposal. Dissenters’ rights are not available to shareholder who object to the proposal.
THE TRUSTCO BOARD OF DIRECTORS RECOMMENDS THAT THT TRUSTCO SHAREHOLDERS VOTE “FOR” THE ONE YEAR (EVERY YEAR) OPTION OF THIS PROPOSAL, WHICH IS ITEM 4 ON THE TRUSTCO PROXY CARD.

TrustCo Bank Corp NY 2023 Proxy Statement	25

THE ANNUAL MEETING – PROPOSAL FIVE
Proposal 5 - Ratification of the Appointment of Independent Auditors
The Audit Committee of TrustCo’s Board of Directors has recommended, and the Board of Directors on February 21, 2023 reappointed, Crowe LLP as TrustCo’s Independent Auditors for the year ending December 31, 2023. At the Annual Meeting, shareholders will consider and vote on the ratification of the engagement of Crowe LLP for the fiscal year ending December 31, 2023. Information with respect to the services provided in 2022 and 2021 to TrustCo by Crowe LLP is presented under the Audit Committee discussion below. Representatives of Crowe LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.
The following table presents fees for professional audit services, as well as other professional or consulting services, rendered by Crowe LLP. The services included audits of TrustCo’s annual consolidated financial statements for the years ended December 31, 2022 and 2021 and of the effectiveness of internal controls over financial reporting, tax return preparation services, and other services provided by Crowe LLP during the years ended December 31, 2022 and 2021.
	2022	2021
Audit fees	$615,000	$530,000
Audit related fees(1)	—	50,000
Tax fees(2)	105,525	117,100
All other fees	—	—
Total Fees	$720,525	$697,100
(1)	For 2021, audit related fees were for professional services for the adoption of the new Current Expected Credit Losses (CECL) accounting standard.
(2)	For 2022 and 2021, tax fees consisted of tax return preparation services and assistance with tax audits.
TrustCo’s Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.
Pursuant to its charter, it is the Audit Committee’s responsibility to preapprove all audit and nonaudit services provided by the Company’s Independent Auditors, as well as any services provided by any other Registered Public Accounting firm. In considering nonaudit services, the Audit Committee will consider various factors including, but not limited to, whether it would be beneficial to have the service provided by the Independent Auditors and whether the service could compromise the independence of the Independent Auditors. In certain circumstances, the Audit Committee’s charter provides the Committee’s Chairman with the authority to preapprove services from the Company’s Independent Auditors, which approval is then reviewed and approved at the next Audit Committee meeting. Accordingly, all of the services described herein were approved by the Audit Committee.
Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the appointment of Crowe LLP as TrustCo’s independent auditors for 2023 be ratified.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast is required to ratify the appointment of Crowe LLP as TrustCo’s Independent Auditors for the year ending December 31, 2023. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and therefore, will have no effect on this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 5 ON THE TRUSTCO PROXY CARD.

26	TrustCo Bank Corp NY 2023 Proxy Statement

AUDIT COMMITTEE
Audit Committee
The Audit Committee of TrustCo’s Board is responsible for providing oversight of TrustCo’s accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of nine directors, each of whom is independent under Nasdaq listing standards, and each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards. Each Audit Committee member also satisfies the additional independence requirements contained in the Securities Exchange Act of 1934 for members of public company audit committees. The Board of Directors has determined that Brian C. Flynn, meets the definitions of “audit committee financial expert” adopted by the SEC and included in Nasdaq’s rules for listed companies. In addition, to assist in the performance of its duties, the Audit Committee retained Mengel Metzger Barr & Co., LLP, an independent accounting firm, as a consultant to the Committee. As consultants to the Audit Committee, a Mengel Metzger Barr & Co., LLP representative attends Audit Committee meetings on at least a quarterly basis, reviews all materials presented to the Audit Committee each month, responds to questions and inquiries from Audit Committee members, and questions internal audit department personnel, representatives of the Company, the Company’s Independent Auditors, and management prior to, during, and as follow up to Audit Committee meetings.
The Audit Committee operates under a written charter approved by the Board of Directors. Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the Committee considers necessary or appropriate. A copy of the Audit Committee’s charter may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab. As described above, it is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s Independent Auditors, as well as any services provided by any other Registered Public Accounting firm.
Audit Committee Report
The Audit Committee’s responsibility is to monitor and oversee TrustCo’s financial reporting and audit processes and to otherwise conduct its activities as provided for in its charter. Management is responsible for TrustCo’s internal controls and financial reporting process. TrustCo’s Independent Auditors for 2022, Crowe LLP, were responsible for performing an independent audit of TrustCo’s consolidated financial statements and the effectiveness of TrustCo’s internal controls over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures as well as evaluating the effectiveness of the Company’s governance, risk management and internal control processes. In performing its oversight, the Audit Committee reviews the performance of Crowe LLP and TrustCo’s Director of Internal Audit.
In connection with these responsibilities, the Audit Committee met with management and Crowe LLP on February 21, 2023 to review and discuss TrustCo’s December 31, 2022 and 2021 consolidated financial statements. The Audit Committee also discussed with Crowe LLP the matters required to be communicated to audit committees in accordance with professional standards of the PCAOB and the SEC, received the written disclosures and a letter from Crowe LLP required by relevant regulatory and professional standards of the PCAOB regarding auditor communications with audit committees concerning independence, and has discussed with Crowe LLP the independent accountant’s independence.
Based upon the Audit Committee’s discussions with management and the Independent Auditors, and its review of the information described in the preceding paragraphs, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023.
Audit Committee	Brian C. Flynn, Chair
Dennis A. DeGennaro
Lisa M. Lucarelli
Thomas O. Maggs
Anthony J. Marinello, MD, PhD
Curtis N. Powell
Kimberly A. Russell
Alejandro M. Sanchez
Frank B. Silverman
Other Matters
TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting. If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority.

TrustCo Bank Corp NY 2023 Proxy Statement	27

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (the “CD&A”) describes the objectives, policies, and components of TrustCo’s 2022 executive compensation program for its named executive officers. In addition, the CD&A will discuss and analyze the decisions of and actions taken by the Compensation Committee during, before, and after 2022 as those decisions and actions relate to such objectives and policies and the compensation paid to or earned by the named executive officers during 2022. Information with respect to the number and price of shares of TrustCo common stock presented in the CD&A and the related executive compensation disclosures and tables with respect to time peirods prior to the May 8, 2021 effective date of our 1-for-5 reverse stock splite have been adjusted to reflect such split.
Named Executive Officers
From the executive officers listed on page 11 of this proxy statement TrustCo identified the following individuals as its named executive officers (“NEOs”) for 2023:
•	Robert J. McCormick, President and Chief Executive Officer, TrustCo and Trustco Bank
•	Michael M. Ozimek, Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank
•	Scot R. Salvador, Executive Vice President Commercial Banking, TrustCo and Trustco Bank
•	Robert M. Leonard, Executive Vice President Corporate Services and Risk, TrustCo and Trustco Bank
•	Kevin M. Curley, Executive Vice President Retail Banking, TrustCo and Trustco Bank
Highlights of 2022 Business Results
TrustCo achieved historic milestones in 2022, marked by the Company’s 120th anniversary and record earnings. Full year 2022 net income was $75.2 million, up 22.3% over $61.5 million in 2021. Diluted earnings per share was $3.93 compared to $3.19 diluted earnings per share for 2021. Performance at this level was possible due to the continued and steady execution of the Company’s long-term plan focused on traditional lending criteria and balance sheet management. Achievement of specific business goals, such as the continued expansion of loans and deposits, along with tight control of operating expenses and manageable levels of nonperforming assets, is fundamental to the long-term success of the Company. This is evidenced by the fact that non-performing loans to total loans were 0.37% and 0.42% as of December 31, 2022 and December 31, 2021, respectively. Furthermore, the Company’s asset quality metrics remain strong. The beneficial impact of quality underwriting in conformance with these principles was evidenced by the fact that virtually all loans on which payment deferrals were granted resumed payment as agreed within the terms contemplated by their deferrals.
The chart below summarizes key results.
Company Performance
Performance Metric	2022 Results	2021 Results
Net Income	$75.2 million	$61.5 million
Return on Average Equity	12.60%	10.61%
Return on Average Assets	1.22%	1.01%
Diluted Earnings Per Share	$3.93	$3.19
Nonperforming Loans to Total Loans	0.37%	0.42%
Net Interest Income	$180,135	$160,408
Non-Interest Income	$19,260	$17,937
Non-Interest Expense	$100,319	$101,662
Efficiency Ratio(1)	50.22%	56.90%
Shareholders’ Equity	$600.0 million	$601.1 million
(1)	Efficiency ratio is a non-GAAP financial measure. Please see Appendix 1 hereto for a reconciliation.

28	TrustCo Bank Corp NY 2023 Proxy Statement

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Objectives of Executive Compensation Program
•	Encourage and reward the achievement of our short-term and long-term financial and strategic objectives;
•	Align executive interests with the interests of our shareholders to encourage their focus on long-term return to shareholders and consideration of risk management, and
•	Provide a comprehensive compensation program that fosters the retention of current executive officers and serves to attract new highly-talented, results-driven executives as the need may arise.
Key 2022 Compensation Decisions and Outcomes
The Compensation Committee made the following pay decisions in 2022.
Base Salaries. Base salaries were unchanged for Messrs. McCormick, Salvador and Leonard. Messrs. Ozimek and Curley received a 2% and 7% base salary increase respectively.
Annual Cash Incentives. Target bonus opportunities under the Executive Officer Incentive Plan remained unchanged for our NEOs in 2022. For 2022, the Compensation Committee selected the following corporate performance metrics: Total Shareholder Return (a new metric added in 2022), Return on Average Assets, Efficiency Ratio, and the Risk-Based Capital Ratio, each as measured against the composite performance of a peer group. Given TrustCo’s strong financial performance in 2022, Mr. McCormick received a payout equal to 85% and each named executive officer received a payout equal to 60% under the Executive Officer Incentive Plan. It should be noted, however, that in response to shareholder feedback, for the 2023 performance year, the Committee eliminated the possibility for any bonus for performance below the 50th percentile compared to the peer group.
Long-Term Incentive Awards. In 2022, we granted our named executive officers awards using the grant date fair value. The Compensation Committee also adjusted the payout grid to align with market-prevalent practices and align target-level performance on relative Return on Average Equity to the 58th percentile of the Peer Group.
The Compensation Committee intends to continue monitoring best practices and incorporate programs, practices and pay levels that align with our business strategies and shareholder expectations.
Engagement, Feedback and Changes
TrustCo values shareholder views and insights and believes that its engagement program builds informed relationships, promotes transparency, and improves accountability. The ultimate goal is to appropriately relate executive pay to corporate performance and provide our investors with a meaningful voice relating to our compensation practices.
In 2022 and early 2023, TrustCo continued its vigorous shareholder engagement program, reaching out to large investors representing approximately 50% of its outstanding shares. Through that outreach, TrustCo had conversations with investors representing approximately 7% of the outstanding shares. In response to the input received over the past several years, TrustCo has made significant and meaningful changes to the way it approaches governance and the way it discloses information about its operations and the compensation of its executives. The goal of these efforts is to provide shareholders with the data needed to evaluate fully the Company’s performance as measured against relevant metrics. The changes made demonstrate TrustCo’s commitment to such matters. Additionally, in 2022, shareholders representing 75% of the votes cast supported the “say-on-pay” vote.

TrustCo Bank Corp NY 2023 Proxy Statement	29

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
2022 Performance-based Compensation
Our compensation philosophy is to place at risk a significant portion of executive officers’ total compensation, making it contingent upon the Company’s performance while monitoring consistency with our risk management policies.
•
The Executive Officer Incentive Plan, our annual incentive plan, is based on rigorous performance goals. Our named executive officers’ 2022 annual incentive compensation was subject to the achievement of performance goals based on four financial metrics relative to those of the Company’s peers as listed below: Total Shareholder Return (25%), Return on Average Assets (25%), Efficiency Ratio (25%), and the Risk-Based Capital Ratio (25%).

•
For 2022, the Compensation Committee awarded 60% of our NEOs’ long-term incentive awards in the form of PSUs. PSUs are subject to three-year performance metrics tied to Return on Average Equity and will vest at the end of a three-year performance period. Additionally, if non-performing assets to total assets of the Company increases beyond 1.75% for one or more quarters, as published in the quarter-end results during the Performance Period, the total amount of cash to be paid pursuant to this Award shall be reduced by one quarter. The Compensation Committee awarded the remaining 40% of the long-term incentive grants in the form of time-based restricted stock units (“RSUs”) that vest ratably over three years. To the extent earned, the PSUs and RSUs settle in cash.

The following chart depicts for Mr. McCormick and the other NEOs the components of compensation that are at risk based upon the satisfaction of performance measures. Percentages shown assume performance is achieved at the target level of performance.

(1)	Base Salary represents the salaries paid during 2022. For Messrs. McCormick, Ozimek, Salvador, Leonard and Curley these were $975,000, $417,500, $600,000, $600,000 and $400,000, respectively.
(2)
Equity awards are both the PSUs and RSUs received in 2022. The amount represents the shares granted times the grant date fair value of $38.04. The PSUs are reflected as paying out at target. The total amount of the awards reflected in the above charts are $725,004. $250,037, $250,037, 350,006 and 250,037 for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, respectively.

(3)
The performance-based cash represents the amount received from the 2022 Executive Officer Incentive Plan if that plan paid out at the Target 2 level. This level requires all metrics to be within the 60th – 69th percentile of the peer group and to also be better than the prior year. At this level, Mr. McCormick would receive $585,000 (60% of his base salary) and Messrs. Ozimek, Salvador, Leonard, and Curley would each receive $187,875, $270,000, $270,000 and $180,000, respectively (45% of their base salaries).

(4)
The amount included in the performance-based cash section also includes the portion of the 2021 Executive Officer Incentive Plan award that was subject to the deferral feature. This amount is reflected as being paid out at 100% of the deferred portion, multiplied by the individual’s salary in effect in 2023. Only Mr. McCormick was subject to this additional deferral, and an additional $93,500 is consequently included in his performance-based cash amount.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Governance Practices
WHAT WE DO		WHAT WE DON’T DO
✔	Tie a significant portion of executive pay to corporate performance	✘	We do not grant multi-year guaranteed incentive awards for executive officers
✔	Provide for more than one metric for vesting under our PSUs	✘	We no longer provide for “single-trigger” accelerated vesting of equity-based awards upon a change in control
✔	Establish separate metrics for our short-term and long-term incentive plan designs to evaluate performance	✘	We do not allow for excise tax “gross-ups” upon a change in control in employment agreements entered into since 2013
✔	Use balanced performance metrics which consider both the Company’s absolute performance and its relative performance versus peers	✘	We do not permit our executives to hedge or pledge Company securities
✔	Maintain a robust clawback policy covering all executive officer incentive-based awards for material financial statement restatement or material fraud or misconduct	✘	We do not allow for discounting, reloading, or re-pricing of stock options without shareholder approval
✔	Require stock ownership and retention guidelines for executive officers
✔	Engage with shareholders to promote transparency, improve accountability, and provide investors with a meaningful voice relating to our corporate governance practices
Compensation Committee and Management Role in Determining Compensation for the Named Executive Officers
The Compensation Committee has responsibility for overseeing the Company’s executive compensation policies and practices, including establishing annual salaries, long-term incentive and equity-incentive arrangements, annual incentive arrangements, and all other benefit and compensation programs for the Company’s named executive officers. The Compensation Committee is solely responsible for setting the compensation of Mr. McCormick. As for the other named executive officers, the CEO generally makes recommendations to the Compensation Committee considering the named executive officers’ performance, the Company’s performance, and other factors. The Compensation Committee then evaluates the recommendations and determines the levels and structure of these executive officers’ compensation.
In making its decisions, the Compensation Committee considers a number of factors including among others:
•	TrustCo’s and Trustco Bank’s attainment of net income goals,
•	The Company’s operating performance against its past performance and that of its peers,
•	Total shareholder return,
•	Overall profitability from year to year,
•	Company efficiency, and
•
Banking experience of individual named executive officers, the scope of their responsibility within the overall organization, their individual performance, and the specific contributions they made to TrustCo and Trustco Bank during the course of the year.

The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market. The Compensation Committee generally considers most or all of the above criteria, but does not generally assign a specific weight to any of these factors in making compensation decisions and may choose certain criteria in one year and others in other years. Except for specific goals set with respect to certain compensation programs described herein, the Compensation Committee makes compensation decisions on a discretionary basis considering such factors and criteria as it deems appropriate from year to year.
Use of Peer Companies
We evaluate annually the group of peer companies used as a reference point for evaluating executive compensation and establishing performance goals. As it considered what companies to use in the list of peer companies for 2022 compensation, the Compensation Committee decided to include comparable companies in the states of Florida, Massachusetts, New Jersey, New York, and Pennsylvania in order to maintain TrustCo’s positioning near the median of the peer group based on asset size. With adjustment for a company that was acquired, this resulted in the list being the same as the prior year.

TrustCo Bank Corp NY 2023 Proxy Statement	31

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
As part of the Company’s analysis, review, and implementation of its executive compensation program, the Compensation Committee reviews aspects of the financial performance of a group of companies the Company considers to be its peers, as well as the compensation paid to certain executive officers of these peer companies. For example, annual bonus awards paid pursuant to the Company’s Executive Officer Incentive Plan are based on the achievement of certain performance metrics relative to the achievement of the same metrics by these peer companies. The Compensation Committee also reviews the total compensation, including base salary, incentive compensation, equity awards, and other compensation, paid to the top five executive officers of these peer companies. While the Compensation Committee considers the financial performance and the compensation paid to the named executive officers of these peer companies, it does not solely base award payouts or compensation levels on peer data. Rather, the Compensation Committee uses the information as a general guide to setting compensation for the Company’s named executive officers.
The Compensation Committee, with input from management and with assistance from the Company’s compensation consultant, used the following criteria to determine peer companies for 2022 comparisons: publicly-held bank and thrifts with assets of approximately $2 billion to $10 billion operating in the listed states. This asset range compares reasonably to the Company, which as of December 31, 2022, had total assets of approximately $6 billion.
Peer group criteria have stayed relatively consistent from year-to-year; however, the composition of the peer group changes from year to year as new companies enter the relevant market or on account of changes resulting from mergers and acquisitions and in the size of companies when they fall out of the asset range. The peer group utilized for 2022 compensation decisions consisted of the following companies (the “Peer Group”):
Community Bank	Provident Financial Services
Dime Community Bancshares	OceanFirst Financial Corp.
NBT Bancorp Inc.	Seacoast Banking Corp. of FL
Flushing Financial Corp.	Tompkins Financial Corporation
Lakeland Bancorp	ConnectOne Bancorp Inc.
Kearny Financial Corp.	Univest Financial Corp.
Peapack-Gladstone Financial	Northfield Bncp (Staten Island)
Financial Institutions Inc.	Metropolitan Bank Holding Corp
Bryn Mawr Bank Corp[1].	HarborOne Bancorp Inc.
The First Long Island Corp.	Capital City Bank Group Inc.
Arrow Financial Corp.	BCB Bancorp Inc.
(1)
At the time of the designation of the peer group, Bryn Mawr Bank Corp. (“Bryn Mawr”) had announced its acquisition by WSFS Financial Corporation. The Compensation Committee retained Bryn Mawr in the peer group at that time with the understanding that the company will drop out of the peer group upon completion of the acquisition.

Compensation Consultants
The Compensation Committee periodically, but not necessarily annually, retains compensation consultants, reviews information provided by or through third-party sources, and often relies on TrustCo’s Human Resources Department to gather such information.
For 2022 pay decisions made in 2021 and early 2022, management engaged McLagan, which is part of the Human Capital practice at Aon Plc, an independent executive compensation consulting firm, for analysis and market research services. Information thus obtained was also shared with the Compensation Committee. In the fall of 2022, management engaged Meridian Compensation Partners to assist with the long-term incentive plan and awards granted in November 2022 and other agenda items. Information obtained from Meridian Compensation Partners was also shared with the Compensation Committee. Management’s engagement of Meridian Compensation Partners continues.
2022 Executive Compensation Program
For 2022, there were three basic elements to TrustCo’s executive compensation program, each of which has sub-elements:
Key Elements	Sub-Elements
Annual Cash Compensation	Salary and Executive Officer Incentive Plan
Long-Term Compensation	Time and Performance-Based Restricted Stock Units
Benefits	401(k) Plan, Supplemental Retirement Plan Payments, payments in lieu of Supplemental Retirement Plan Payments, and Other Benefits
As a general matter, the Compensation Committee initially considers total compensation levels of the Peer Group prior to making compensation decisions with respect to each of the individual elements of executive compensation. The Compensation Committee

32	TrustCo Bank Corp NY 2023 Proxy Statement

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
does not have a formal policy of targeting pay to its named executive officer a certain percentile of the market. The description below provides discussion and analysis for each element of TrustCo’s executive compensation program for 2022, including the relevant history of those components and the compensation decisions made for 2022.
Annual Compensation
Base Salary
Annual salary is the base compensation for the Company’s named executive officers and is intended to provide a portion of compensation that is fixed to give the Company’s named executive officers resources upon which to live and provide them with a certain level of financial security. The salaries for the Company’s named executive officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by the Peer Group for similar positions along with the performance of these companies relative to the performance of the Company. Salaries are reviewed at least annually and are also reviewed upon the request of the board of directors.
In evaluating 2022 base salaries, the Compensation Committee considered a number of factors including the attainment of key performance goals and indicators set by the Compensation Committee for the executive officers, and, the comparative executive-officer base salaries in the Company’s Peer Group. Accordingly, on a case-by-case basis, the Compensation Committee determined that increases in executive officer base salaries were warranted this year for Messrs. Ozimek and Curley.
Accordingly, the Compensation Committee approved the following base salaries in 2022 for the NEOs.
Name	2022 Annual Base Salary(1)	2021 Annual Base Salary(2)	Increase over 2021
Robert J. McCormick	$975,000	$975,000	0%
Michael M. Ozimek	$417,500	$410,000	2%
Scot R. Salvador	$600,000	$600,000	0%
Robert M. Leonard	$600,000	$600,000	0%
Kevin M. Curley	$400,000	$375,000	7%
(1)	Base salary represents the salary in effect as of January 1, 2022.
(2)	Base salary represents the salary in effect as of January 1, 2021.
Executive Officer Incentive Plan for 2022
The Executive Officer Incentive Plan provides for annual cash bonus compensation for the named executive officers based on the achievement of certain corporate performance targets. The Compensation Committee reviews and adjusts as appropriate the bonus opportunities, performance targets, structure, and other metrics on an annual basis. In December 2021, the Compensation Committee met and approved the cash bonus program for 2022.
For 2022, the Threshold, Target 1, Target 2 and Maximum bonus opportunities for each of our named executive officers remained unchanged as compared to 2021. Target 2 requires achievement of the same percentile performance compared to the Peer Group as Target 1 but includes an additional requirement to exceed Company performance of the prior year.
The Compensation Committee retained the performance metrics from the prior year, added total shareholder return as a new performance metric and weighted each element equally. For 2022, the Compensation Committee established the corporate performance targets and weightings as follows: Total Shareholder Return (25%) Return on Average Assets (25%), Efficiency Ratio (25%), and the Risk-Based Capital Ratio (25%), each as measured against the composite performance of the Peer Group. It believes that these four indicators are indicative of the overall management of all aspects of the financial performance of the Company, as Total Shareholder Return measures stock price appreciation and dividend yield, Return on Average Assets measures the Company’s profitability, Efficiency Ratio monitors management’s effectiveness in the exercise of expense controls, and Risk-Based Capital ratio is an indicator of overall risk that management is taking on the balance sheet.
Bonuses for 2022 are based on Corporate targets using the following levels of achievement: Threshold (15% of base salary for all of our named executive officers); Target 1 (45% of base salary for our CEO and 30% of base salary for all other named executive officers); Target 2 (60% of base salary for our CEO and 45% of base salary for all of our other named executive officers); and Maximum (85% of base salary for our CEO and 60% of base salary for all other named executive officers) level of achievement.

TrustCo Bank Corp NY 2023 Proxy Statement	33

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
The following table sets forth the 2022 corporate performance targets, weightings, levels of achievement, and other details under the Executive Officer Incentive Plan for Mr. McCormick.
Performance Criteria	Threshold Performance Level (30% of Base Salary)	Target 1 Threshold Performance Level (45% of Base Salary)(1)	Target 2 Threshold Performance Level (60% of Base Salary)(1)	Maximum Performance Level (85% of Base Salary)	2022 TrustCo Performance Level Percentile Rank	Award % Earned	Award as a % of Base Salary
	50th Percentile of Peer Group	60th Percentile of Peer Group	60th Percentile of Peer Group & above 2021 Company performance	70th Percentile or Above of Peer Group
Total Shareholder Return (25%)					95th Percentile	85%	21.25%
Return on Average Assets Ratio (25%)					77th Percentile	85%	21.25%
Efficiency Ratio (25%)					78th Percentile	85%	21.25%
Tier 1 Risk-Based Capital Ratio (25%)					100th Percentile	85%	21.25%
						Total	85.00%
(1)	If TrustCo’s 2022 performance with respect to the measures was better than its 2021 performance, payout was based on Target 2 percentage, otherwise Target 1 percentage.
The following table sets forth the 2022 corporate performance targets, weightings, levels of achievement, and other details under the Executive Officer Incentive Plan for Messrs. Ozimek, Salvador, Leonard, and Curley.
Performance Criteria	Threshold Performance Level (20% of Base Salary)	Target 1 Threshold Performance Level (30% of Base Salary)(1)	Target 2 Threshold Performance Level (45% of Base Salary)(1)	Maximum Performance Level (60% of Base Salary)	2022 TrustCo Performance Level Percentile Rank	Award % Earned	Award as a % of Base Salary
	50th Percentile of Peer Group	60th Percentile of Peer Group	60th Percentile of Peer Group & above 2021 Company performance	70th Percentile or Above of Peer Group
Total Shareholder Return (25%)					95th Percentile	60%	15%
Return on Average Assets Ratio (25%)					77th Percentile	60%	15%
Efficiency Ratio (25%)					78th Percentile	60%	15%
Tier 1 Risk-Based Capital Ratio (25%)					100th Percentile	60%	15%
						Total	60%
(1)	If Trustco’s 2022 performance with respect to the measures was better than its 2021 performance, payout was based on Target 2 percentage, otherwise Target 1 percentage.
Based on the Company’s 2022 performance, the 2022 Executive Officer Incentive Plan generated 85% to Mr. McCormick and 60% of base salary to the remaining participating executive officers. The amounts paid in 2023 under the 2022 Executive Officer Incentive Plan to Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, were $828,750, $250,500, $360,000, $360,000, and $240,000, respectively, which exclude the contingent bonus payments discussed below.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
2022 Contingent Bonus Payments from 2021 Executive Officer Incentive Plan
For Mr. McCormick 8.5% of the 2021 Executive Officer Incentive Plan was subject to the 2022 Contingent Bonus payment criteria. For Messrs. Ozimek, Salvador, Leonard and Curley this amount was 0%. Based on 2022 performance, Mr. McCormick received a bonus payment in early 2023 for 2022 performance, at the target level of 125%, of the Contingent Bonus based on achieving all metrics. Return on Average Assets Ratio in the 77th percentile of the Peer Group average, Efficiency Ratio was 78th percentile of the Peer Group average and the Tier 1 Risk-Based Capital Ratio was 100th percentile relative to the Peer Group average. The amount paid in 2023 under the 2021 Executive Officer Incentive Plan to Mr. McCormick was $116,875.
Long-Term Compensation
Long-Term Incentive Program
The Company maintains a long-term incentive compensation program through the 2019 Equity Incentive Plan, which was established to advance the interests of the Company and its shareholders by providing employees, including named executive officers, an opportunity to earn compensation tied to the value of our common stock. The 2019 Equity Incentive Plan permits the grant of a variety of equity-based awards, including stock options, restricted stock, and restricted stock units (both time-based and performance-based). The 2019 Equity Incentive Plan is administered by the Compensation Committee, which is authorized to determine participants, award levels and other terms and conditions of awards as stated in the plan, including vesting conditions which may be time- or performance-contingent. In making award determinations, the Compensation Committee considers each named executive officer position, its scope of influence and its ability to drive the long-term financial performance of the Company. The Compensation Committee also reviews awards granted to similarly situated officers at Peer Group companies. Awards are intended to encourage each named executive officer to develop a sense of ownership in the Company’s financial growth and the creation of shareholder value.
The Compensation Committee grants equity awards in the fall, before the end of our fiscal year, at the same time that we determine bonus compensation amounts and performance goals for the next fiscal year. In making the 2022 annual equity awards, the Compensation Committee awarded a specific present value of long-term compensation in the form of time-vested and performance-vested awards to each of the named executive officers based on their position and contributions to the Company. Consistent with the Company’s continued emphasis on performance-based compensation tied to specific corporate goals the Compensation Committee maintained its practice of weighting the awards more heavily towards performance-based awards (PSUs) and allocated 60% of each named executive officer’s award value to PSUs that vest based on financial metrics over the following three fiscal years (see below) and 40% of each named executive officer’s award value to RSUs. The Compensation Committee also continued its practice of paying these awards in cash upon vesting to reduce the dilutive impact to shareholders. Executive officers are encouraged to use the cash received upon vesting to purchase stock in the open market in order to satisfy the Company’s robust stock ownership requirements.
Time-Based Restricted Stock Units
In November 2022, the Compensation Committee granted the following RSUs to each of the named executive officers:
Named Executive Officer	RSUs(1)
Robert J. McCormick(2)	7,624
Michael M. Ozimek	2,629
Scot R. Salvador	2,629
Robert M. Leonard	3,680
Kevin M. Curley	2,629
(1)
In 2022 the amount of this award was determined as a dollar amount. The number of units issued was based on that amount divided by the closing stock price ($38.04) on the day of issue (November 15, 2022).

(2)
Subsequent to the November 2022 grant of RSUs and PSUs to the named executive officers, it was discovered that the aggregate amount of such grants to the CEO was inadvertently less than the intended grant amount by $150,000. Accordingly, in March 2023, the CEO was awarded a supplemental grant of 1,577 RSUs (calculated based on the same closing stock price on the originally intended date of grant, November 15, 2022), as well as additional PSUs (discussed below), with the vesting and other terms of such RSU award being same as the RSUs granted in November 2022. The aggregate of the November 2022 and March 2023 awards is equal in amount to the 2021 award.

The periods of restriction applicable to the RSUs will lapse in three equal vesting periods in November of 2023, 2024, and 2025, respectively. In addition, vesting of units and the lapse of the restrictions may accelerate upon certain events, including the death, disability, or retirement of an award holder. Upon a change in control of TrustCo the RSUs will be settled in accordance with the provisions of the plan, which contains a “double-trigger” change in control acceleration provision. All RSUs are settled in cash only; no shares of the Company’s common stock will be issued in connection with the lapse of the period of restriction applicable to the units.
The definition of “change in control” is contained in the 2019 Equity Incentive Plan and is substantially the same as the definition contained in the senior executives’ employment agreements and the Performance Bonus Plan described below (and also substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code). The Compensation Committee believes that the definition of change in control is customary within the banking industry and that the circumstances under which change in control benefits would vest or become payable are reasonable.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
The following restricted unit awards from prior grants vested in 2022:
	Time-Based Restricted Stock Units Vesting in 2022
Named Executive Officer	Number of 2019 Shares that Vested (#)(1)	Amount of Cash Received on Vesting ($)(1)	Number of 2020 Shares that Vested (#)(2)	Amount of Cash Received on Vesting ($)(2)	Number of 2021 Shares that Vested (#)(3)	Amount of Cash Received on Vesting ($)(3)
Robert J. McCormick	2,200	84,986	3,069	118,371	3,456	132,572
Michael M. Ozimek	682	26,346	1,058	40,807	987	37,861
Scot R. Salvador	682	26,346	1,058	40,807	987	37,861
Robert M. Leonard	1,062	41,025	1,482	57,161	1,382	53,014
Kevin M. Curley	986	38,089	1,058	40,807	987	37,861
(1)	On November 18, 2022, one-third of the 2019 RSUs vested.
(2)	On November 17, 2022, one-third of the 2020 RSUs vested.
(3)	On November 16, 2022, one-third of the 2021 RSUs vested.
Performance-Based Restricted Stock Units
In November 2022, the Compensation Committee granted the following PSUs to each of the named executive officers:
Named Executive Officer	PSUs at Target(1)
Robert J. McCormick(2)	11,435
Michael M. Ozimek	3,944
Scot R. Salvador	3,944
Robert M. Leonard	5,521
Kevin M. Curley	3,944
(1)
In 2022 the amount of this award was determined as a dollar amount. The number of units issued was based on that amount divided by the closing stock price ($38.04) on the day of issue (November 15, 2022).

(2)
Subsequent to the November 2022 grant of RSUs and PSUs to the named executive officers, it was discovered that the aggregate amount of such grants to the CEO was inadvertently less than the intended grant amount by $150,000. Accordingly, in March 2023, the CEO was awarded a supplemental grant of 2,366 PSUs (calculated based on the same closing stock price on the originally intended date of grant, November 15, 2022), as well as additional RSUs (discussed above), with the terms of such PSU award, including performance objectives and period, being same as the PSUs granted in November 2022. The aggregate of the November 2022 and March 2023 awards is equal in amount to the 2021 award.

Each PSU represents the right to receive upon settlement an amount in cash equal to the fair market value of one share of TrustCo common stock. The PSUs generally will vest at the end of a three-year performance period based on continued employment through the end of the performance period and the achievement of the corporate performance goals set forth at the time of grant. The three-year performance period for the 2022 awards runs from January 1, 2023 through December 31, 2025 (the “Performance Period”). Based upon shareholder input, the vesting of the PSUs continues to be based on Return on Average Equity and the Ratio of nonperforming assets to total assets.
The Company’s Return on Average Equity is measured as the average of each of the three years within the defined performance period against a comparative group of peer institutions with vesting and payout occurring at the end of the performance period. The following table outlines the peer ranking and the corresponding payout. Results between performance levels is paid out using straight-line interpolation to reward incremental performance:
Return on Average Equity for the Performance Period
Percentile Ranking	Factor
Above 75th percentile of the Peer Group	150%
55th - 74th percentile of the Peer Group	100%
25th - 54th percentile of the Peer Group	25%
Below 25th percentile of the Peer Group	0%
Additionally, if non-performing assets to total assets of the Company increases beyond 1.75% during one or more quarters of the Performance Period, the total amount of cash to be paid pursuant to these PSUs shall be reduced by one quarter.

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PSUs may vest prior to the end of the performance period upon the death or disability of a participant on a pro rata basis and will be settled at the end of the performance period based on the Company’s performance. In the event of a change in control of TrustCo, the named executive officer’s awards would settle as follows:
•
Messrs Ozimek, Leonard and Curley’s awards would settle on a pro rata basis based on target at the time of the change in control if their employment is terminated without cause (i) within 12 months prior to the change in control or (ii) within 24 months following the change in control.

•
Messrs McCormick and Salvador’s awards would settle on a pro rata basis based on target at the time of the change in control if (i) the change in control occurs while they are employed by TrustCo or TrustCo Bank or (ii) they are terminated without cause within 12 months prior to the change in control.

The payment of shares will be governed by the terms of the 2019 Equity Incentive Plan.
Achievement of 2019 PSUs
In 2019, the named executive officers each received PSUs which had a three-year performance period that expired on December 31, 2022. Results between performance levels is paid out using straight-line interpolation to reward incremental performance:
Named Executive Officer	Threshold	Target	Maximum
Robert J. McCormick	7,424	9,898	14,847
Michael M. Ozimek	2,304	3,072	4,608
Scot R. Salvador	2,304	3,072	4,608
Robert M. Leonard	3,584	4,778	7,167
Kevin M. Curley	3,328	4,437	6,656
Achievement of the performance-goals condition was measured as the Company’s return on average equity measured as the average of each of the three years against a comparative group of peer institutions for the Performance Period.
Percentile Ranking	Factor
Above 60th percentile of the Peer Group	150%
50th - 59th percentile of the Peer Group	100%
40th - 49th percentile of the Peer Group	75%
Below 40th percentile of the Peer Group	0%
In 2023, it was determined that the Return on Average Equity performance goal for the 2019 awards was achieved at 58th percentile. Accordingly, the awards were paid out at 140% target resulting in the following cash payouts:
Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley received cash payments of $520,922, $161,675, $161,675, $251,477 and $233,509, respectively, with respect to the 2019 PSUs, based on the $37.59 closing price per share of TrustCo common stock on December 30, 2022.
Performance Bonus Plan and Performance-Based Stock Appreciation Unit Awards
The Company adopted the Performance Bonus Plan for its most senior executive officers in 1997, and it was amended and restated in 2008 to, among other matters, comply with Section 409A of the Internal Revenue Code. This plan provides cash compensation to Messrs. McCormick and Salvador in the event of a change in control of the Company based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a change in control. The units so awarded vest fifteen days prior to the scheduled closing date of a change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment for reasons other than cause within one year prior to a change in control. Messrs. McCormick and Salvador were each awarded 104,940 units in 2004 at a price of $53.90 per unit and $65.75 per unit, respectively. In 2014, in connection with Mr. Leonard’s promotion to the senior executive management team, the Company granted Mr. Leonard an award of 60,000 performance-based stock appreciation units with a per-unit price of $34.75 under a separate agreement with him (the “PSAUs”). The PSAUs are similar to the awards issued to Messrs. McCormick and Salvador under the Performance Bonus Plan, however, the PSAUs pay out in cash solely upon a “double trigger” (i.e., both a change in control and termination of employment) and Mr. Leonard will not receive a tax gross-up to cover potential excise taxes under Section 4999 of the Internal Revenue Code. The PSAUs will become vested upon (i) a termination of Mr. Leonard’s employment without cause or for good reason within two years following a change in control of TrustCo or (ii) the occurrence of a change in control within 12 months following a termination of Mr. Leonard without cause or for good reason. Upon vesting, Mr. Leonard will be entitled to receive cash compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or Mr. Leonard’s termination (whichever value is greater). Although the Company is not actively seeking to be acquired, the Compensation Committee understands that regional banking institutions such as the Company are continually subject to acquisition by third parties.
The Performance Bonus Plan and the PSAUs were designed to accomplish two objectives with respect to these senior executive officers. First, the plan is intended to reward the executive officers for a successful strategic acquisition that is in the best interest of our

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
shareholders. Second, because it is unlikely that following any change in control, TrustCo’s senior executive officers would continue to have the same level of responsibility and compensation as they currently have with TrustCo and inasmuch as these senior executive officers may perceive significant risks in any such reduced responsibility and compensation resulting from any such acquisition, the Performance Bonus Plan and the PSAUs, along with the change in control benefits available under the senior executives’ employment agreements, are designed to encourage these highly qualified executives to remain with the Company through the consummation of such acquisition and to attract other executives as may be necessary.
The Compensation Committee believes that the definition of change in control in the Performance Based Plan and the PSAUs (which is substantially the same as the definition contained in the senior executives’ employment agreements and is substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. Messrs. Ozimek and Curley do not participate in the Performance Bonus Plan and have not been awarded PSAUs.
Other Annual Benefits
Annual Benefits
The Company provides certain other annual benefits to the named executive officers in order to maintain the market competitiveness of our overall compensation package and to support the executive officers in meeting the needs of the business. In addition to the specific reasons set forth below for providing these benefits, the Compensation Committee believes they help to provide a comprehensive compensation program that fosters the retention of our current executive officers and also serves to attract new highly talented, results-driven executives as the need may arise. The benefits are intended to maximize the productivity and availability of our executives. All named executive officers participate in the following executive benefit programs.
Executive Medical Reimbursement Plan
The Company’s executive medical reimbursement plan is intended to provide for the reimbursement of medical, hospitalization, and dental expenses that exceed the deductible or co-payment limits under the Company’s general medical insurance plans. The plan is offered to ensure the executives health and welfare in order to ensure business continuity and provide them with a certain level of financial security in the face of extraordinary medical expenses, thus ensuring they remain focused on the Company’s business goals.
Executive Use of Cars
The Company provides the named executive officers with the use of a Company vehicle.
Club Memberships
The Company provides the named executive officers with membership in a club of their choice, providing a platform for the executives to entertain clients and potential clients of the Company in a more informal environment, and fosters interaction with other community leaders, which is intended to drive business development and, ultimately, Company performance.
Financial Planning
The Company pays for the cost of financial planning services for the named executive officers by a professional consulting firm in order to allow our executives to focus more on business responsibilities. This benefit is extended to a select group of executives based upon their individual situations and positions within the Company and is intended to enhance the overall efficiency of the Company’s executive compensation program. It helps to ensure that the participating executive officers consider and properly plan for various estate and income tax consequence associated with their compensation programs, taking into account their individual circumstances, and allows for them to maintain their focus on Company business.
Additional Tax Payments
The Company makes additional annual payments to the named executive officers to ensure that the effect of the above-mentioned other annual benefits is tax neutral to the executives. Given that these benefits are generally designed with a business purpose, this additional tax benefit ensures that the value of these other annual benefits is not diminished and does not create additional financial consequences for the executives.
Retirement Compensation
The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.

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Retirement Plan and Profit Sharing/401(k) Plan
The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. The Retirement Plan was “frozen” in 2006, and there will be no new participants in the plan. Participants in the plan during 2006 are entitled to benefits accrued as of December 31, 2006. TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan. To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo. Each of the named executive officers participates in the Retirement Plan, and in the Profit Sharing/401(k) Plan.
Supplemental Retirement Plan
The Company maintains a Supplemental Retirement Plan (“SERP”), which is an unfunded, nonqualified, and non-contributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the SERP are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum deferral of $7,000,000). The Company’s annual contribution to the SERP (through 2008) and its current direct cash payments to each participant (which are described below) are determined pursuant to a formula set forth in the SERP. Because the Compensation Committee established the plan to provide the supplemental retirement benefits described above, neither the annual contributions to the SERP nor the direct annual payments to be made to the senior executive officers beginning in 2009 in lieu of the SERP contributions are considered annual compensation and are not taken into account when determining other components of annual compensation.
The Compensation Committee believes that the SERP, together with the Retirement Plan and the Profit Sharing/401(k) Plan, promote executive retention and allow the executive to focus on the long-term success of TrustCo. Participation in the SERP is limited to a select group of executives of TrustCo who are highly-compensated employees, and an employee must be selected by the board of directors to participate in the Plan. In December 2008, as a result of the effect of Section 409A of the Internal Revenue Code and its implementing regulations, which added a six-month period prior to the executive receiving the vested benefit that would be paid upon retirement or separation from service, TrustCo’s senior executives made a recommendation to the Compensation Committee to freeze the SERP effective December 31, 2008 and requested that the amount of the Company’s annual contribution to the SERP plus interest for each officer instead be paid directly to each officer. The Committee considered the request and decided to add a corresponding amendment to the SERP and to each SERP participant’s employment agreement to the effect that the annual increment to be added to the SERP plus interest was to be paid directly to the executive officer. Under the employment agreement amendment, the payment is to be equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the SERP, as such plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008. A similar provision was added to Mr. Leonard’s employment agreement in 2013 and Messers. Ozimek’s and Curley’s employment agreements upon their promotion to the senior executive management team in December 2018. For the 2022 plan year, the Company paid in January 2023 Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley cash payments of $629,079, $406,863, $383,333, $411,255 and $418,588, respectively, in lieu of the SERP. All amounts currently accrued under the SERP will remain accrued until the separation of service of the executive. Of the Company’s named executive officers, only Messrs. McCormick and Salvador are participants in the SERP, which is frozen.
Employment Agreements
As discussed in more detail below, TrustCo and Trustco Bank entered into employment agreements in 2008 (which are substantially identical to each other) with Messrs. McCormick and Salvador that generally provide for their annual compensation and benefits and certain termination benefits in connection with a change in control. Specifically, these agreements provide for (i) a change in control/severance payment upon the earlier to occur of a change in control or a termination of the executive’s employment within one year prior to a change in control in an amount equal to 2.99 times his annual compensation in effect at the time of his termination or the change in control and (ii) the transfer of certain Company-provided perquisites to the executive upon a termination of the executive’s employment within two years following a change in control. In addition, the agreements provide for the reimbursement of certain post-termination medical expenses in the event of a termination of the executive’s employment (i) on account of death, disability, or retirement at any time during his employment, or (ii) for any reason (other than for cause) within two years following a change in control. Although these legacy agreements are structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, the agreements also provide for a tax gross-up payment, if necessary, to mitigate against any excise tax that might be imposed under Section 4999 and ensure that the executives receive the full intended change in control/severance payment, should any such excise tax be imposed. As noted above, these employment agreements, along with the Performance Bonus Plan, are intended to reward the Company’s most senior executive officers for a successful strategic acquisition of TrustCo and Trustco Bank that is in the best interest of our shareholders and encourage these senior executives to remain with the Company up to and through the consummation of such strategic acquisition in order to ensure a stable management team through the consummation of such transaction.

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In 2013, in connection with his promotion to the senior executive management team, TrustCo and Trustco Bank also entered into an employment agreement with Mr. Leonard, and in 2018, in connection with their promotion to the senior executive management team, TrustCo and Trustco Bank also entered into employment agreements with Mr. Ozimek and Mr. Curley. Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s employment agreement each provide for certain termination benefits in connection with a change in control. Specifically, they shall receive a change in control/severance payment in an amount equal to 2.99 times annual compensation in effect at the time of termination or the change in control and (ii) the transfer of certain Company-provided perquisites to the executive upon a termination of the executive’s employment within one year prior to or two years following a change in control. They each receive the same medical reimbursement benefits and perquisites provided to Messrs. McCormick, and Salvador upon the termination of his employment for death, disability, retirement, or for any reason (other than for cause) within two years following a change in control. While Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s agreements are also structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, they do not provide for a similar excise tax gross-up. Similar to the employment agreements for Messrs. McCormick and Salvador, Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s employment agreements are intended to encourage the executive to remain with the Company up to and through the consummation of a successful strategic acquisition of TrustCo and Trustco Bank in order to ensure a stable management team through the consummation of such transaction.
Compensation Risk Management, Policies, and Practices
Stock Ownership Guidelines
The Company’s board of directors has adopted stock ownership guidelines for both senior management and members of the board. The stock ownership guidelines were updated to specifically exclude stock options, and unvested performance awards also do not count toward the guidelines. The board believes directors and designated members of senior management should have a financial investment in the Company. As CEO, Mr. McCormick is expected to own a number of shares equal in value to four times his base salary, and as Executive Vice Presidents, Messrs. Salvador, Leonard, Ozimek, Curley and Schreck are each expected to own a number of shares equal in value to two times their base salary. These guidelines for members of senior management are expected to be achieved within five years of being appointed to their positions. As of December 31, 2022, Messrs. McCormick Salvador, Leonard, Curley, and Schreck have achieved compliance with the requirements. Mr. Ozimek is within the five-year period allotted for the accumulation of the required value of shares. Shares acquired through compensation-related awards must be retained by directors and members of senior management until the required share ownership threshold has been met, provided, however that the holding requirement applies to the net after-tax amount of vested shares. Additional information regarding the stock ownership of the Company’s executive officers is set forth under “Information on Trustco Executive Officers” and in the Outstanding Equity Awards-December 31, 2022 table.
Each Director is expected to beneficially own at least 2,000 shares. As of December 31, 2022, all directors have satisfied the ownership requirement except for Mr. Powell and Mr. Sanchez, who are within the five-year period allotted for the accumulation of the required number of shares.
Prohibition on Hedging and Pledging
Our Insider Trading Policy prohibits all of our executive officers and directors, as well as additional persons who are subject to our Insider Trading Policy, from engaging in any hedging or monetization transactions or similar arrangements with respect to any of our equity securities held by them and also prohibits them from pledging any of their Company equity securities, including by holding such shares in a margin account. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities including buying or selling puts or calls or purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. The hedging and pledging restrictions are set forth in the TrustCo Insider Trading Policy, which can be found under the investor relations link on the Company’s website. The information found on the Company’s website is not incorporated by reference in this proxy statement or any other report that the Company files or furnishes to the SEC. Individuals who are not covered employees are not subject to this policy.
Clawback Policy
In July of 2016, TrustCo adopted an Executive Compensation Clawback Policy that provides for the recovery by the Company of certain elements of compensation received by executive officers of the Company if the Company is required to restate its financial statements or if an executive officer has committed an act of material fraud or misconduct. The policy is reviewed annually by the board, and it expects to further amend the policy in response to Nasdaq listing standards that are to be adopted later in 2023 in response to SEC rulemaking under the Dodd-Frank Act.
In general, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with a financial reporting requirement under the securities laws, regardless of whether such restatement is a result of misconduct, and the Compensation Committee determines that one or more of the Company’s executive officers covered by the Clawback Policy received

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incentive-based compensation in excess of what should have been received based on the restatement during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, the Company must recover the amount of such excess compensation, subject to certain limited exceptions.
In addition, to the extent that the Compensation Committee determines that one or more of its executive officers committed one or more willful acts of material fraud or material misconduct that directly or indirectly had a material adverse effect on the Company, the Compensation Committee may require such officers to forfeit or reimburse the Company for some or all of the incentive-based compensation or other variable compensation awarded to or received by such officers during the twelve-month period following the commission of the acts of fraud or misconduct and/or occurrence of a material adverse effect.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of TrustCo and Trustco Bank. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee	Thomas O. Maggs, Chair
Dennis A. DeGennaro
Brian C. Flynn
Lisa M. Lucarelli
Anthony J. Marinello, MD, PhD
Curtis N. Powell
Kimberly A. Russell
Alejandro M. Sanchez
Frank B. Silverman

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EXECUTIVE COMPENSATION
Executive Compensation Payments and Awards
The following table sets forth the compensation awarded to, paid to, or earned by the named executive officers of TrustCo for services rendered in all capacities to TrustCo and its subsidiaries for the fiscal years indicated.
2022 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-equity Incentive Plan Compensation(2)	Change to Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)	($)
Robert J. McCormick Chairman, President & Chief Executive Officer, TrustCo and Trustco Bank	2022	975,000	—	725,004	945,625	—	708,948	3,354,577
	2021	975,000	—	875,026	555,750	—	778,554	3,184,330
	2020	975,000	—	725,004	628,875	79,994	748,189	3,157,062
Michael M. Ozimek Executive Vice President & Chief Financial Officer TrustCo and Trustco Bank	2022	417,500	—	250,037	250,500	—	472,822	1,390,859
	2021	410,000	—	250,026	166,050	—	501,327	1,327,403
	2020	385,000	—	250,003	248,325	10,170	460,047	1,353,545
Scot R. Salvador Executive Vice President Commercial Banking, TrustCo and Trustco Bank	2022	600,000	—	250,037	360,000	—	449,068	1,659,105
	2021	600,000	—	250,026	243,000	—	483,720	1,576,746
	2020	600,000	—	250,003	387,000	68,141	468,805	1,773,949
Robert M. Leonard Executive Vice President Corporate Services and Risk, TrustCo and Trustco Bank	2022	600,000	—	350,006	360,000	—	492,185	1,802,191
	2021	600,000	—	350,024	243,000	—	481,909	1,674,933
	2020	550,000	—	350,003	354,750	47,339	672,582	1,974,674
Kevin M. Curley Executive Vice President Retail Banking, TrustCo and Trustco Bank	2022	400,000	—	250,037	240,000	—	494,586	1,384,623
	2021	375,000	—	250,026	151,875	—	502,867	1,279,768
	2020	325,000	—	250,003	192,375	60,719	451,746	1,279,843
(1)
The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”), for the stock-based awards (consisting of RSUs and PSUs that settle in cash) granted in 2022, 2021, and 2020 under the 2019 Equity Incentive Plan. The assumptions made in the valuation of the awards are described in Note 9 to the consolidated financial statements in the Annual Report attached as Exhibit 13 to TrustCo’s Form 10-K for the years ended December 31, 2022, 2021, and 2020 under the heading “Stock-Based Compensation Plans Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the PSUs set forth above, the Company assumed the achievement of the performance goal at the target level. If the Company assumed the achievement of the performance goal at the maximum performance level, the grant date fair value of the 2022 PSUs for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, would be $652,500, $225,045, $225,045, $315,047, and $225,045, respectively. Additional information about the awards is presented below under the heading “Plan-Based Awards for 2022.”

(2)
For each of the three years, the amounts in this column were determined in accordance with the Executive Officer Incentive Plan and the performance measures thereunder approved by the Compensation committee and Board of Directors. The amounts in the column reflect payments made under the 2022 awards well as the 2022 contingent bonus payments based on the 2021 award, both of which were paid in 2023. The operation of the Executive Officer Incentive Plan is discussed in the Compensation Discussion and Analysis under “Executive Officer Incentive Plan for 2022” and below under “Plan-Based Awards” for the 2022 awards and above under “2022 Contingent Bonus Payment Criteria” for the 2022 contingent bonus payments.

(3)
The amounts in this column are derived from the change in value of vested benefits accrued under the Retirement Plan of Trustco Bank. See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally. For the period December 31, 2021 to December 31, 2022 the decrease in the actuarial liability for the pension plans for Messrs. McCormick, Ozimek, Salvador, Leonard and Curley was $130,402, $17,478, $114,850, $74,927, and $102,740 respectively.

(4)
The amounts included for perquisites and other personal benefits are the aggregate incremental cost to TrustCo for these items and included in the Company’s financial statements. The amounts in this column include all other compensation paid to the named executive officers including tax gross-ups (of $32,410, $25,595, $25,485, $32,930, and $30,514 for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, respectively, for 2022) incurred on personal benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs. The amounts included are the cost paid by TrustCo to third parties for these items and included in the Company’s financial statements. Also included for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley is compensation paid to them under their employment agreements (see Employment Agreements on page 48 for a description of the material terms) representing the incremental amount that would have been credited to them for 2022 under the TrustCo Supplemental Retirement Plan had such plan not been amended to cease additional benefit accruals following December 31, 2008 and, in the case of Messrs. Leonard, Ozimek and Curley, had they been participants. For 2022, the Company paid $629,079, $406,863, $383,333, $411,255, and $418,588 to Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, respectively, in lieu of such Supplemental Retirement Plan contributions. TrustCo sponsors a 401(k)/Profit Sharing Plan for all employees under which the Company offers to match employee contributions, subject to certain limits. For 2022, the Company match for the 401(k)/Profit Sharing Plan for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley was $13,725.

42	TrustCo Bank Corp NY 2023 Proxy Statement

EXECUTIVE COMPENSATION
Plan-Based Awards for 2022
The following two tables set forth information relating to grants of plan-based awards to the named executive officers during 2022 and to stock options, RSUs, and PSUs held by the named executive officers as of December 31, 2022. All non-equity incentive plan awards were made under the Trustco Bank Executive Officer Incentive Plan as it was in effect during 2022, and all awards of stock options, RSUs, and PSUs were made under the 2019 Equity Incentive Plan.
Grants of Plan-Based Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Executive Officer Incentive Plan)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs)(3)			All Other Stock Awards: Number of Shares of Stock or Units (Restricted Stock Units)(7) (#)	Grant Date Fair Value of Stock and Option Awards(8) ($)
Name	Grant Date (1)	Threshold ($)(4)	Target ($)(5)	Maximum ($)(6)	Threshold (#)	Target (#)	Maximum (#)
Robert J. McCormick		292,500	585,000	828,750
	11/15/2022				2,859	11,435	17,153		434,987
	11/15/2022							7,624	290,017
Michael M. Ozimek		83,500	187,875	250,500
	11/15/2022				986	3,944	5,916		150,030
	11/15/2022							2,629	100,007
Scot R. Salvador		120,000	270,000	360,000
	11/15/2022				986	3,944	5,916		150,030
	11/15/2022							2,629	100,007
Robert M. Leonard		120,000	270,000	360,000
	11/15/2022				1,381	5,521	8,282		210,019
	11/15/2022							3,680	139,987
Kevin M. Curley		80,000	180,000	240,000
	11/15/2022				986	3,944	5,916		150,030
	11/15/2022							2,629	100,007
(1)	The dates in this column represent the grant date for the equity incentive plan awards reported in this table (PSUs and RSUs).
(2)
The amounts in these columns indicate the total estimated possible payouts available under the 2022 Executive Officer Incentive Plan. Threshold refers to the minimum amount payable under the Executive Officer Incentive Plan assuming the minimum performance levels established under the plan are satisfied. Maximum refers to the maximum payout possible under the plan, and target refers to the amount payable if the specified performance targets under the plan are achieved. Please refer to the discussion below and to the Compensation Discussion and Analysis. The amounts actually earned by the named executive officers for 2022 are set forth in the Summary Compensation Table above in the “Non-Equity Incentive Plan Awards” column.

(3)
The amounts in these columns indicate the estimated future payouts available to the named executive officers with respect to awards of PSUs under the 2019 Equity Incentive Plan. Threshold refers to the minimum amount of PSUs for which payment may be made assuming the minimum performance levels established under the November 15, 2022 awards under the plan are satisfied. Maximum refers to the maximum payout possible under such awards. If the conditions to the awards are satisfied, settlement of the awards will be made only in cash. Please refer to the discussion below and to the Compensation Discussion and Analysis.

(4)	The amount reflected in this column assumed that all goals are met at the threshold level. The amount paid would be reduced on a pro rata basis for each performance goal not met.
(5)
The amount reflected in this column assumes goals are met a target level and assumes that TrustCo’s performance is better than the prior year on an absolute basis. In this scenario, Mr. McCormick would receive a payout of 60% of his base salary. Messrs. Ozimek, Salvador, Leonard and Curley would receive a payout of 45% of their base salaries. If the performance was within the 60th and 69th percentile of the peer group but the year-over-year absolute performance of TrustCo was not better than the prior year, the target award payment would be reduced to 45% of base salary for Mr. McCormick and 30% of base salary for Messrs. Ozimek, Salvador, Leonard and Curley.

(6)
The amount reflected in this column assumes goals are met a maximum level. In this scenario, Mr. McCormick would receive a payout of 85% of his base salary. Messrs. Ozimek, Salvador, Leonard and Curley would receive a payout of 60% of their base salaries.

(7)
The period of restriction applicable to the awards of RSUs under this heading lapse in three equal vesting periods in November of 2023, 2024, and 2025, respectively. In addition, vesting of units and the lapse of the restrictions may accelerate upon certain events, including the death, disability, or retirement of an award holder. Following lapse of the period of restriction, settlement of the awards will be made only in cash.

(8)
The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”) for the stock-based awards (consisting of RSUs and PSUs) in 2022. The assumptions made in the valuation of the awards are described in Note 9 to the consolidated financial statements in the Annual Report attached as Exhibit 13 to TrustCo’s Form 10-K for the years ended December 31,

TrustCo Bank Corp NY 2023 Proxy Statement	43

EXECUTIVE COMPENSATION
2022, 2021, and 2020 under the heading “Stock-Based Compensation Plans Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the PSUs set forth above, the Company assumed the achievement of the performance goal at the target level.
The Company’s Compensation Committee established four weighted performance measures for 2022 under the Executive Officer Incentive Plan. The measures adopted reflect the addition of Total Shareholder Return (“TSR”) in addition to (i) Return on Average Assets, (ii) Efficiency Ratio, and (iii) the Tier 1 Risk-Based Capital Ratio. TSR was added because the Committee sees it as a fair measure of the total value to shareholders from owning Company stock. The Committee believes that the Company’s historically strong and recently increasing dividend, along with capital gains in the value of the stock over time, are good measures of executive performance on matters of particular significance to shareholders. The incorporation of this measure also was intended by the Committee as an acknowledgement of the fact that it weighs heavily in the analysis of proxy advisory firms. The Committee also realigned the weighting of the four measures so that each of the four account for twenty-five percent of the total.
The Committee also increased the “threshold” level of performance required for executives to earn a bonus for 2022 to the 50th percentile compared to the peer group. Thus, for all executives, there would be no award for performance under the 50th percentile. Opportunities for Mr. McCormick for “Threshold,” “Target 1,” “Target 2,” and “Maximum” were 30%, 45%, 60%, and 85% of his base salary, respectively. For all other participants, the opportunities for award for “Threshold,” “Target 1,” “Target 2,” and “Maximum,” performance were 20%, 30%, 45%, and 60% of their base salaries, respectively. Thus, the opportunities were as follows:
Level of Achievement and Awards – For CEO
	Below 50th Percentile of Peer Group	No Award
Threshold	50th - 59th Percentile of Peer Group	30% of Base Salary
Target 1	60th – 69th Percentile of Peer Group	45% of Base Salary
Target 2	60th – 69 Percentile of Peer Group – Provided Performance is Better than 2021 on an Absolute Basis	60% of Base Salary
Maximum	70th Percentile or Above of Peer Group	85% of Base Salary
Level of Achievement and Awards – For Other Executive Officers
	Below 50th Percentile of Peer Group	No Award
Threshold	50th - 59th Percentile of Peer Group	20% of Base Salary
Target 1	60th – 69th Percentile of Peer Group	30% of Base Salary
Target 2	60th – 69 Percentile of Peer Group – Provided Performance is Better than 2021 on an Absolute Basis	45% of Base Salary
Maximum	70th Percentile or Above of Peer Group	60% of Base Salary
The Compensation, Discussion and Analysis describes in greater detail the performance measures established under the Executive Officer Incentive Plan for 2022.
In November 2022, TrustCo approved awards of RSUs and PSUs to its named executive officers, all of which were made under the 2019 Equity Incentive Plan. The RSUs will settle in cash in three equal increments in November 2023, 2024, and 2025, respectively. In addition, vesting of units may accelerate upon certain events, including the death, disability, or retirement of an award holder. Each PSU represents the right to receive upon settlement an amount in cash equal to the fair market value of one share of TrustCo common stock as of the last trading day of the performance period. The PSUs generally will vest at the end of a three-year performance period based upon continued employment through the end of the performance period and the achievement of corporate performance goals. The three-year performance period for the 2022 awards runs from January 1, 2023 through December 31, 2025. Additional information regarding the PSUs is provided above in the Compensation Discussion and Analysis.

44	TrustCo Bank Corp NY 2023 Proxy Statement

EXECUTIVE COMPENSATION
Outstanding Equity Awards as of December 31, 2022
The following table provides information on the stock options, shares of restricted stock, RSUs and PSUs held by the named executive officers as of December 31, 2022.
Name	Option Awards					Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(3)
		(#)	(#)	($)		(#)	($)	(#)	($)
Robert J. McCormick	11/19/2013	15,801	—	35.25	11/19/2023	—	—	—	—
	11/18/2014	10,000	—	36.10	11/18/2024	—	—	—	—
	11/17/2015	10,001	—	32.15	11/17/2025	—	—	—	—
	11/17/2020	—	—	—	—	3,068(4)	115,326	—	—
	11/17/2020	—	—	—	—	—	—	20,715(5)	778,677
	11/16/2021	—	—	—	—	6,912(6)	259,822	—	—
	11/16/2021	—	—	—	—	—	—	15,551(7)	584,562
	11/15/2022	—	—	—	—	7,624(8)	286,586	—	—
	11/15/2022	—	—	—	—	—	—	11,435(9)	429,842
Michael M. Ozimek	11/17/2020	—	—	—	—	1,059(4)	39,808	—	—
	11/17/2020	—	—	—	—	—	—	7,143(5)	268,505
	11/16/2021	—	—	—	—	1,975(6)	74,240	—	—
	11/16/2021	—	—	—	—	—	—	4,444(7)	167,050
	11/15/2022	—	—	—	—	2,629(8)	98,824	—	—
	11/15/2022	—	—	—	—	—	—	3,944(9)	148,255
Scot R. Salvador	11/19/2013	8,001	—	35.25	11/19/2023	—	—	—	—
	11/18/2014	5,600	—	36.10	11/18/2024	—	—	—	—
	11/17/2015	5,601		32.15	11/17/2025	—	—	—	—
	11/17/2020	—	—	—	—	1,059(4)	39,808	—	—
	11/17/2020	—	—	—	—	—	—	7,143(5)	268,505
	11/16/2021	—	—	—	—	1,975(6)	74,240	—	—
	11/16/2021	—	—	—	—	—	—	4,444(7)	167,050
	11/15/2022	—	—	—	—	2,629(8)	98,824	—	—
	11/15/2022	—	—	—	—	—	—	3,944(9)	148,255
Robert M. Leonard	11/18/2014	1,322	—	36.10	11/18/2024	—	—	—	—
	11/17/2015	3,262	—	32.15	11/17/2025	—	—	—	—
	11/17/2020	—	—	—	—	1,481(4)	55,671	—	—
	11/17/2020	—	—	—	—	—	—	10,001(5)	375,938
	11/16/2021	—	—	—	—	2,765(6)	103,936	—	—
	11/16/2021	—	—	—	—	—	—	6,221(7)	233,847
	11/15/2022	—	—	—	—	3,680(8)	138,331	—	—
	11/15/2022	—	—	—	—	—	—	5,521(9)	207,534
Kevin M. Curley	11/19/2013	440	—	35.25	11/19/2023	—	—	—	—
	11/18/2014	890	—	36.10	11/18/2024	—	—	—	—
	11/17/2015	1,450	—	32.15	11/17/2025	—	—	—	—
	11/17/2020	—	—	—	—	1,059(4)	39,808	—	—
	11/17/2020	—	—	—	—	—	—	7,143(5)	268,505
	11/16/2021	—	—	—	—	1,975(6)	74,240	—	—
	11/16/2021	—	—	—	—	—	—	4,444(7)	167,050
	11/15/2022	—	—	—	—	2,629(8)	98,824	—	—
	11/15/2022	—	—	—	—	—	—	3,944(9)	148,255
(1)	Awards of options vest in equal increments on each of the first through fifth anniversaries of the grant date of the award and become fully vested on the fifth anniversary of the grant date.
(2)	Stock options are exercisable for ten years from the date of grant.
(3)	Market value is based upon the $37.59 closing price on Nasdaq of TrustCo’s common stock on December 31, 2022.
(4)	Represents the unvested portion of the RSUs awarded on November 17, 2020, which will vest in full in November 2023. As noted above, the units will be settled in cash.
(5)
Vesting and payment of the PSUs awarded on November 17, 2020 are subject to the achievement of certain performance goals. The number and value of such awards in the table above is based on the assumed achievement of the goals at the maximum level of achievement.

(6)	Represents the unvested portion of the RSUs awarded on November 16, 2021, which will vest in equal installments in each of November 2023 and 2024. As noted above, the units will be settled in cash.

TrustCo Bank Corp NY 2023 Proxy Statement	45

EXECUTIVE COMPENSATION
(7)
Vesting and payment of the PSUs awarded on November 16, 2021 are subject to the achievement of certain performance goals. The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 150% of the target level.

(8)	Represents RSUs awarded on November 15, 2022, which will vest in in three equal vesting periods in November of 2023, 2024 and 2025. As noted above, settlement of the units will be in cash.
(9)
Vesting and payment of the PSUs awarded on November 15, 2022, are subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance-Based Restricted Stock Units.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 150% of the target level. If the performance goals are achieved, settlement of the awards will be in cash.

In addition to the awards noted above, the Company has previously issued awards under the TrustCo Bank Corp NY Performance Bonus Plan. Awards have been made to Messrs. McCormick and Salvador under this plan. As further discussed above in the Compensation Discussion and Analysis, the value of the performance bonus units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. In 2004, Mr. McCormick was awarded 104,940 units at a price of $53.90 per unit, and in 2004, Mr. Salvador was awarded 104,940 units at a price of $65.75 per unit. In 2014, under a separate Performance Based Stock Appreciation Unit Agreement between him and TrustCo, Mr. Leonard was issued 60,000 performance-based stock appreciation Units at price of $34.75 per unit. All of the unit prices, under the TrustCo Bank Corp NY Performance Bonus Plan or Mr. Leonard’s separate agreement, were set at the closing TrustCo stock price on the day of the award. These units have no expiration date and are not valued for accounting purposes until a change in control has occurred.
Stock Options Exercised and Stock Vesting
The table below provides information on an aggregated basis concerning each exercise of stock options during 2022 by, and each vesting of awards of RSUs and PSUs for each of the named executive officers:
	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert J. McCormick	—	—	22,583	856,852
Michael M. Ozimek	3,540	18,504	7,028	266,689
Scot R. Salvador	—	—	7,028	266,689
Robert M. Leonard	8,218	32,788	10,616	402,676
Kevin M. Curley	—	—	9,243	350,267
(1)
The value realized on options exercised is based upon the difference between the closing stock price on the date the options are exercised and the exercise price of the option on the date it was granted. The below chart reflects the closing prices and option exercise prices for the various options exercised.

Name	Closing Stock Price	Option Exercise Price
Michael M. Ozimek	Exercise Date = 11/18/2022 $38.63	$25.85
	Exercise Date = 11/18/2022 $38.63	$32.15
	Exercise Date = 11/25/2022 $38.86	$35.25
	Exercise Date = 11/25/2022 $38.86	$36.10
Robert M. Leonard	Exercise Date = 11/23/2020 $38.80	$35.25
	Exercise Date = 11/23/2020 $38.80	$36.10
	Exercise Date = 11/23/2020 $38.80	$32.15
(2)
The amounts under “Stock Awards” aggregates the share equivalents deemed acquired, and cash value realized, upon the vesting and settlement during 2022 of one-third of the RSUs awarded in 2019, 2020 and 2021, and the completion on December 31, 2022 of the three-year performance period applicable to the PSUs awarded in 2019. In March 2023, the Compensation Committee determined that the performance targets were in the 58th percentile versus the peer group and, therefore, were achieved at the target level for the 2019 PSUs. The PSUs were paid at 140% of the target amount.

46	TrustCo Bank Corp NY 2023 Proxy Statement

EXECUTIVE COMPENSATION
Pensions and Nonqualified Deferred Compensation Benefits
As discussed in the Compensation Discussion and Analysis, TrustCo sponsors a defined benefit pension plan and a profit sharing/401(k) plan covering substantially all employees. Benefits under the pension plan were frozen effective December 31, 2006, and the plan was closed to new participants at that time. Only years of service prior to that date qualify for credit under the plan. Benefits under the pension plan are based on years of service and the employee’s highest average compensation during five consecutive years of the final ten years of employment. Compensation for purposes of the pension plan includes that compensation which is treated as Federal Insurance Contributions Act (FICA) wages without regard to the Social Security taxable wage base. Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or Section 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay. A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his or her normal retirement date in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:
Regular Benefit:
1.	December 31, 1988 accrued benefit; plus
2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to thirty years; plus
Supplemental Benefit:
3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.
The following table presents a summary of benefits payable to each of the named executive officers under the pension plan.
Pension Benefits as of December 31, 2022
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	335,019	—
Michael M. Ozimek	Retirement Plan of Trustco Bank	4	21,407	—
Scot R. Salvador	Retirement Plan of Trustco Bank	11	229,408	—
Robert M. Leonard	Retirement Plan of Trustco Bank	18	205,996	—
Kevin M. Curley	Retirement Plan of Trustco Bank	15	196,648	—
(1)
The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2022, with the retirement age being assumed to be the normal retirement age defined in the plan.

Executives Eligible for Early Retirement: Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service. Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:
Early Retirement
Age at Early Retirement Date	Percent of Regular Benefit	Percent of Supplemental Benefit
64	96%	93.33%
63	92%	86.67%
62	88%	80.00%
61	84%	73.33%
60	80%	66.67%
59	76%	63.33%
58	72%	60.00%
57	68%	56.67%
56	64%	53.33%
55	60%	50.00%
Messrs. McCormick (age 59 with 12 years of credited service), Leonard (age 60 with 19 years credited service), Salvador (age 56 with 12 years credited service) and Curley (age 56 with 16 years credited service) were eligible for early retirement in 2022.

TrustCo Bank Corp NY 2023 Proxy Statement	47

EXECUTIVE COMPENSATION
Nonqualified Deferred Compensation as of December 31, 2022
The following table provides information regarding nonqualified deferred compensation earned by the named executive officers.
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Last Fiscal Year
	($)	($)	($)	($)	($)
Robert J. McCormick	—	—	—	—	1,584,836
Scot R. Salvador	—	—	—	—	722,574
Under TrustCo’s Supplemental Retirement Plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under TrustCo’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits, and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement. The Supplemental Retirement Plan provides benefits based upon years of service to a maximum of 40 years. The deferred supplemental account balance of a participant on any valuation date may not exceed $7.0 million.
Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank, and has either completed five years of vested service or is eligible for early retirement under the retirement plan. Each of the plan participants has completed five years of vested service and is therefore vested in the supplemental retirement benefit aggregate amount above. Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement. As discussed in the Compensation Discussion and Analysis, the supplemental retirement benefit plan has been frozen and no new contributions are made on behalf of the participants. As noted previously, however, the annual increment that would have been added to the SERP aggregate balance was paid subsequent to 2022 directly to the named executive officer who was a participant in the SERP, as follows: Mr. McCormick $629,079, Mr. Salvador $383,333. In addition, Mr. Leonard was paid $411,255, Mr. Ozimek was paid $406,863, and Mr. Curley was paid $418,588, calculated in the same manner as the SERP increment for the other executive officers.
Potential Payments upon Termination or Change in Control
Employment Agreements
As noted above, TrustCo and Trustco Bank have entered into employment agreements with Messrs. McCormick, Salvador, Leonard, Ozimek, and Curley which provide for certain change in control/severance payments and benefits. The agreements for Messrs. McCormick and Salvador are substantially the same, and the agreements for Messrs. Leonard, Ozimek, and Curley are substantially the same.
In the event the employment of Mr. McCormick or Mr. Salvador is terminated for any reason other than good cause or retirement at the mandatory retirement age within twelve months prior to a change in control, or a change in control occurs while the executive is employed by either or both of TrustCo or Trustco Bank, then the executive will receive an amount equal to 2.99 times his then-current annual compensation to be paid in a single lump sum within 10 days following the change in control. The employment agreement also provides for an excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
Upon termination of employment of Mr. McCormick or Mr. Salvador (i) upon their death, disability or retirement or (ii) for any reason other than good cause within two years following a change in control, TrustCo must, for the longer of the life of the executive or the life of his spouse, reimburse the executive or his spouse for otherwise unreimbursed medical expenses, including medical insurance premiums. In addition, if any of these executives’ employment is terminated for any reason other than good cause within two years following a change in control, TrustCo must transfer the executive’s Company car (at book value) and club membership to the executive.
In the event the employment of Mr. Leonard, Mr. Ozimek, or Mr. Curley is terminated by the Company for any reason other than good cause or by Mr. Leonard, Mr. Ozimek, or Mr. Curley for good reason (i) within twelve months prior to a change in control or (ii) within two years following a change in control, then the executive will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days following the later of a change in control or his termination. These executives are not entitled to any excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

48	TrustCo Bank Corp NY 2023 Proxy Statement

EXECUTIVE COMPENSATION
Upon the termination of Mr. Leonard’s, Mr. Ozimek’s, or Mr. Curley’s employment (i) upon their death, disability or retirement, or (ii) by the Company for any reason other than good cause or by the executive for good reason within two years following a change in control, the executive is entitled to the same medical expense reimbursement as provided to Messrs. McCormick and Salvador, described above. Mr. Leonard, Mr. Ozimek, and Mr. Curley will also be entitled to the same transfer of Company car and country club membership upon their termination by the Company for any reason other than good cause or by the executive for good reason within two years following a change in control as provided to Messrs. McCormick and Salvador, described above.
Under the employment agreements, “good cause” means the executive’s commission of an act of fraud, embezzlement, or theft constituting a felony against either of TrustCo or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive.
Also under the employment agreements, a “change in control” means a change in the ownership of TrustCo, a change in the effective control of TrustCo or Trustco Bank or a change in the ownership of a substantial portion of the assets of TrustCo or Trustco Bank as provided in Section 409A of the Internal Revenue Code and any guidance or regulations under Section 409A. Section 409A regulations provide the following:
•
subject to certain exceptions specified in the agreements, a change in the ownership of TrustCo or Trustco Bank occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of TrustCo that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of TrustCo or Trustco Bank,

•
a change in the effective control occurs only on the date that either: (i) any one person or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TrustCo or Trustco Bank possessing 30% or more of the total voting power of the stock of TrustCo or (ii) a majority of members of TrustCo’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of TrustCo’s board of directors prior to the date of the appointment or election, or

•
a change in the ownership of a substantial portion of TrustCo’s or Trustco Bank’s assets occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from TrustCo or Trustco Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value all of the assets of TrustCo immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of TrustCo, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under Messrs. Leonard’s, Ozimek’s, and Curley’s employment agreements, “good reason” means (i) any substantial diminution in the executive’s job responsibilities or material adverse change in his title or status, (ii) a reduction in his base salary or failure to maintain his benefits at a level comparable to the level in effect at the effective date of the agreement, (iii) a determination by the Company, for reasons other than good cause, not to renew the term of the agreement, or (iv) the relocation of executive’s principal place of employment by more than 50 miles from the Company’s main headquarters as of the effective date of the agreement.
Each of the employment agreements for Messrs. McCormick and Salvador defines “termination” to include the unilateral election of the executive to terminate the employment agreement and his employment with TrustCo and Trustco Bank or the executive otherwise experiences a “separation from service” within the meaning of Treasury Department Regulations under Section 409A of the Internal Revenue Code.
Performance Bonus Plan and PSAU Agreement
The Performance Bonus Units awarded to Messrs. McCormick and Salvador under the Performance Bonus Plan vest on the earlier of a change in control or the termination of their employment for reasons other than cause within one year prior to a change in control. Payment of the value of the units must be made within ten days after the change in control. In the event that the amount payable under the Performance Bonus Plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the plan also provides for an excise tax gross-up payment to the executives. The PSAUs granted to Mr. Leonard become vested upon a termination of the executive for any reason other than cause or retirement (i) within two years following a change in control of TrustCo or (ii) within 12 months prior to a change in control of TrustCo. Upon vesting, Mr. Leonard will be entitled to receive compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or their termination (whichever is greater).
TrustCo Bank Corp NY Equity Incentive Plans
At the 2019 annual meeting, the shareholders approved the TrustCo Bank Corp NY 2019 Equity Incentive Plan. Except as expressly provided in an Award Agreement, in the event of a participant’s termination without cause within twenty-four months following a change in control of TrustCo, all options and stock appreciation rights will fully vest. Restricted stock and restricted stock units that vest based

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EXECUTIVE COMPENSATION
solely on time shall immediately vest and restricted stock and restricted stock units that vest on the achievement of performance goals shall vest as to a pro rata number of restricted stock units based on the target number of restricted stock units and the number of months of employment or service during the performance period prior to the date of termination,, provided that if the performance period has been completed prior to the participant’s termination and the restricted stock remains restricted and restricted stock units have not been settled then the restricted stock restrictions shall lapse and the restricted stock units shall be paid out based on actual performance and in all events any amounts shall be settled and paid out on or immediately following the date of termination (but in no event later than thirty days following such date).
Under the TrustCo Bank Corp NY Amended and Restated 2010 Equity Incentive Plan and the award agreements under such plan, the options will become fully vested upon retirement, disability, or death. In addition, all options that were issued in 2016 or before will become fully vested upon a change in control and the PSUs will be paid out based upon the achievement of performance goals up to the date of the change in control. With respect to options awarded under the plan granted after January 1, 2017, there is no automatic vesting based solely upon a change in control, subject to certain exceptions. Rather, if a participant is terminated by the company or a subsidiary without cause within twenty-four months after a change in control, all options will become immediately exercisable. The board or the Compensation Committee has authority under the 2010 Equity Incentive Plan to accelerate vesting of awards upon certain corporate events, including a change in control.
The following table reflects the amount of compensation payable to each of the named officers, upon a change in control or in the event of the termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2022, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to equity incentives (stock options and restricted stock awards) and performance bonus units are based on the closing value of TrustCo common stock on December 31, 2022, which was $37.59. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

50	TrustCo Bank Corp NY 2023 Proxy Statement

EXECUTIVE COMPENSATION
Termination or Change in Control Payments
	Termination for “Good Cause”(1) ($)	Resignation by Officer Without Change in Control ($)	Termination by Company Without Good Cause and Without Change in Control(2)(6) ($)	Retirement Without Change in Control(3) ($)	Disability(4) ($)	Death(5) ($)	Change in Control or Termination in Connection With a Change in Control(9)(11) ($)
Robert J. McCormick
Salary and Bonus(7)	—	—	7,649,112	—	—	600,000	5,742,669
Health insurance and other perquisites	—	—	977,441	977,441	977,441	977,441	1,027,441
Tax gross-up payment	—	—	—	—	—	—	3,692,939
Pension Benefits(8)	335,019	335,019	335,019	335,019	335,019	335,019	335,019
Supplemental Retirement Plan(9)	—	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11)(12)	—	—	—	820,252	1,481,986	1,481,986	1,481,986
Total	335,019	1,919,855	10,546,408	3,717,548	4,379,320	4,979,320	13,864,890
Michael M. Ozimek
Salary and Bonus(7)	—	—	1,074,863	—	—	600,000	1,997,320
Health insurance and other perquisites	—	—	766,476	766,476	766,476	766,476	816,476
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	21,407	21,407	21,407	21,407	21,407	21,407	21,407
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11)(12)	—	—	—	234,687	447,559	447,559	447,559
Total	21,407	21,407	1,862,746	1,022,570	1,235,442	1,835,442	3,282,762
Kevin M. Curley
Salary and Bonus(7)	—	—	1,058,588	—	—	600,000	1,913,600
Health insurance and other perquisites	—	—	673,864	673,864	673,864	673,864	723,864
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	196,648	196,648	196,648	196,648	196,648	196,648	196,648
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11)(12)	—	—	—	244,931	457,803	457,803	457,803
Total	196,648	196,648	1,929,100	1,115,443	1,328,315	1,928,315	3,291,915
Scot R. Salvador
Salary and Bonus(7)	—	—	4,029,999	—	—	600,000	2,870,400
Health insurance and other perquisites	—	—	1,148,425	1,148,425	1,148,425	1,148,425	1,198,425
Tax gross-up payment	—	—	—	—	—	—	1,992,706
Pension Benefits(8)	229,408	229,408	229,408	229,408	229,408	229,408	229,408
Supplemental Retirement Plan(9)	—	722,574	722,574	722,574	722,574	722,574	722,574
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11)(12)	—	—	—	292,225	505,097	505,097	505,097
Total	229,408	951,982	6,130,406	2,392,632	2,605,504	3,205,504	7,518,610
Robert M. Leonard
Salary and Bonus(7)	—	—	1,371,255	—	—	600,000	2,870,400
Health insurance and other perquisites	—	—	567,313	567,313	567,313	567,313	617,313
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	205,996	205,996	205,996	205,996	205,996	205,996	205,996
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	170,400
Equity incentives(11)(12)	—	—	—	348,289	646,228	646,228	646,228
Total	205,996	205,996	2,144,564	1,121,598	1,419,537	2,019,537	4,510,337
(1)
Under the employment agreements of Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, “good cause” means the commission of an act of fraud, embezzlement or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the officer.

(2)
The amounts in this column represent the aggregate value of the payments due under the remaining term of the employment agreements of Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, assuming no changes in the amount of base salary after termination and payments under the Executive Officer Incentive Plan and the additional amount payable in lieu of contributions to the Supplemental Retirement Plan. The employment agreements of Messrs. McCormick and Salvador renewed as of January 1, 2023 for a new term of three years each. The amounts presented in this column take into account the remaining three years of the term for each such agreement. The employment agreement of Messrs. Leonard, Ozimek, and Curley renew annually for a new term of one year. The amounts presented in this column take into account the term for such agreements.

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EXECUTIVE COMPENSATION
(3)
“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank retirement plan. As of December 31, 2022, Messrs. McCormick, Leonard, Salvador and Curley were eligible for early retirement.

(4)
“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon by the boards of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(5)
The Company provides a death benefit to all employees through a third-party insurance company under which it makes a payment, in the amount of two year’s salary of the deceased employee (but not more than $600,000), to the surviving spouse, if any, of the deceased employee.

(6)
Includes for the remaining term of the named executive officer’s employment agreement, annual salary, bonus payment under the Company’s 2022 Executive Officer Incentive Plan, and an amount equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the Trustco Bank and TrustCo Bank Corp NY Supplemental Retirement Plan as such plan was in effect on December 31, 2007 and had it not been amended to cease additional benefit accruals following December 31, 2008 and had the officer participated in the plan.

(7)
Based on the terms of the 2022 Executive Officer Incentive Plan, and the applicable award agreements, a named executive’s stock options, RSUs and a pro-rated amount of PSUs will vest in the event of death, disability, or retirement (except that the named executive officer’s RSUs will be forfeited in the event of retirement). In the event a named executive officer is terminated for cause, without cause or by the Company for good reason, their unvested RSUs and PSUs will be forfeited unless accelerated by the Compensation Committee. All stock options will terminate in the event a named executive officer is terminated for cause; however, they will vest in the event such an individual is terminated without cause or for good reason.

(8)
The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank retirement plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles. Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum.

(9)
The amounts disclosed represent the aggregate balance as of December 31, 2022 for each of Messrs. McCormick and Salvador. Messrs. Leonard, Ozimek, and Curley do not participate in the supplemental retirement plan.

(10)
Because the issue price is greater than the closing stock price on December 31, 2022, Messrs. McCormick and Salvador would not receive a payout from their Performance Bonus Plan. Mr. Leonard would receive a payment under the Performance-Based Stock Appreciation Unit Agreement as the closing value on December 31, 2022 ($37.59) was greater than his grant price ($34.75).

(11)
The amounts disclosed in the columns headed “Retirement without Change in Control,” “Disability,” and “Death” represent the amount payable to the named executive officer upon such events under the applicable equity incentive plan. The amounts presented assume satisfaction of the performance targets at the targeted levels for 2020, 2021 and 2022.

(12)
The amounts disclosed in the column headed “Termination and Change in Control” represent the payment to the named executive officer upon the accelerated vesting (or, as appropriate, lapse of restrictions) of awards under TrustCo’s equity incentive plans if a change in control occurred, and such officer were terminated, on December 31, 2022, and assumes the resulting amount is paid in cash.

Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are required to calculate and disclose the total compensation for our median paid employee, as well as the ratio of this employee’s total compensation compared to the total compensation of our President and CEO.
As permitted by SEC rules, we used the same median employee selected for fiscal 2021, because we believe there has been no change in our employee population or compensation arrangements that would result in a significant change to our pay ratio disclosure. Upon determining that we would use the same median employee selected for fiscal 2021, we calculated our median employee’s annual total compensation for fiscal 2022 according to the SEC’s instructions for preparing the Summary Compensation Table. We then calculated our CEO’s annual total compensation according to the SEC’s instructions for preparing the Summary Compensation Table and calculated the ratio between the two numbers.
For fiscal 2022, our last completed fiscal year:
•	The median of the annual total compensation of all employees of our company (other than Mr. McCormick) was $38,569; and
•	The annual total compensation of Mr. McCormick, our President and CEO was $3,354,577.
Based on this information, the ratio for 2022 of the annual total compensation of our CEO to the median of the annual total compensation of all employees (excluding our CEO) was 87 to 1. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table.

52	TrustCo Bank Corp NY 2023 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Policies and Practices that Present Material Risks to the Company
The Compensation Committee believes strongly that the compensation structure for the executive officers or any employee at TrustCo should not encourage undue risk taking. As discussed in the Compensation Discussion and Analysis, the Company’s executive officer compensation program includes cash and equity components with both short-term (Executive Officer Incentive Plan) and longer-term (2019 Equity Incentive Plan, among others) performance measurement periods. Also as discussed, benefits under TrustCo’s compensation program may be forfeited if the executive does not remain employed at TrustCo. Further, the 2010 Equity Incentive Plan as well as the 2019 Equity Incentive Plan, expressly provide that the TrustCo board and the Compensation Committee must work together to ensure that the implementation of the plan, in conjunction with the Company’s compensation program and practices, does not create risks that are reasonably likely to have a material adverse effect on the Company. As such, after a review of the Company’s compensation program and practices, the Compensation Committee has concluded that the risks arising therefrom are not reasonably likely to have a material adverse effect on the Company.
Director Compensation
Compensation paid or awarded to members of TrustCo’s board of directors who are not also executive officers of TrustCo or Trustco Bank is comprised of a board meeting fee of $10,000 and awards under TrustCo’s Director Plan and Directors Performance Bonus Plan. In December 2022, the Board of Directors increased the meeting fee to $11,000, effective beginning with the January 2023 meetings. No other changes to the non-employee director compensation programs were made.
2022 Director Compensation Table
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
	($)	($)	($)	($)
Dennis A. DeGennaro	120,000	20,009	2,500	142,509
Brian C. Flynn	120,000	20,009	2,500	142,509
Lisa M. Lucarelli	120,000	20,009	2,500	142,509
Thomas O. Maggs	120,000	20,009	1,500	141,509
Anthony J. Marinello, MD, PhD	120,000	20,009	2,500	142,509
Curtis N. Powell	120,000	20,009	2,500	142,509
Kimberly A. Russell	120,000	20,009	2,500	142,509
Alejandro M. Sanchez	20,000	20,009	—	40,009
Frank B. Silverman	120,000	20,009	2,500	142,509
(1)
The board has adopted a stipend for directors who travel on board business or participate in company-suggested training sessions (whether or not out-of-town travel is required), said stipend being in the amount of $1,500 for the first day of training or travel on a single trip and $1,000 for each additional day of training or travel on the same trip.

(2)
The stock awards column represents the aggregate grant date fair value of RSUs granting during the fiscal year, calculated in accordance with FASB ASC 718. For each director, the number of units granted was determined by the Compensation Committee. The assumptions made in the valuation of the awards are described in Note 9 to TrustCo’s consolidated financial statements for the year ended December 31, 2022 under the heading “Stock Based Compensation Plans-Equity Awards.” As of December 31, 2022: directors DeGennaro, Flynn, Lucarelli, Maggs, Marinello, Powell, Russell, Sanchez and Silverman each had 526 unvested RSUs.

During 2022, directors were awarded RSUs equivalent to 526 shares of TrustCo common stock under the 2019 Equity Incentive Plan. The periods of restriction applicable to the RSUs will lapse in full on November 15, 2023 and the award will be settled in cash. The RSUs do not entitle the director to any dividend declared on TrustCo common stock or to vote the units.

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EXECUTIVE COMPENSATION
Also during 2022, the period of restriction lapsed with respect to the following:
Name	Grant Date	Shares Vested	Vesting Price	Value of Shares Vested
Dennis A. DeGennaro	11/16/2021	593	38.36	22,747
Brian C. Flynn	11/16/2021	593	38.36	22,747
Lisa M. Lucarelli	11/16/2021	593	38.36	22,747
Thomas O. Maggs	11/16/2021	593	38.36	22,747
Anthony J. Marinello, MD, PhD	11/16/2021	593	38.36	22,747
Curtis N. Powell	11/16/2021	593	38.36	22,747
Kimberly A. Russell	11/16/2021	593	38.36	22,747
Frank B. Silverman	11/16/2021	593	38.36	22,747
TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan (the “Directors Performance Bonus Plan”), which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded Performance Bonus Units, the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “Change in Control” as defined in the Directors Performance Bonus Plan. (The definition of Change in Control is the same as the definition contained in the employment agreements for TrustCo’s named executive officers, which were described above.) The units so awarded vest and payments under the Directors Performance Bonus Plan are to be made upon the earlier of (i) 15 days prior to the scheduled date of consummation of a Change in Control or (ii) if not announced, the date of the consummation of the Change in Control. Dr. Marinello, Mr. Maggs and Mr. DeGennaro were each awarded 6,996 units under the Directors Performance Bonus Plan. Dr. Marinello’s shares have a base price of $29.75 per unit, Mr. Maggs shares have a base price of $52.95 per unit and Mr. DeGennaro shares have a base price of $31.65 per unit. Mr. Flynn, Ms. Lucarelli, Mr. Powell, Ms. Russell, Mr. Sanchez, and Mr. Silverman have not been awarded any director performance bonus units at this time.

54	TrustCo Bank Corp NY 2023 Proxy Statement

PAY VERSUS PERFORMANCE
Pay Versus Performance
As required by the Dodd-Frank Act and Item 402(v) of Regulation S-K, the Pay Versus Performance disclosure that follows provides information about the relationship between (i) Compensation Actually Paid, as calculated in accordance with Item 402(v) of Regulation S-K (“CAP”) to our Principal Executive Officer (“PEO”) and non-PEO NEOs, and (ii) certain financial performance measures of the Company. The Compensation Committee did not consider the pay versus performance disclosure below in making its compensation decisions for any of the years shown. For further information concerning TrustCo’s pay-for-performance philosophy and how the Company aligns executive compensation with performance, please see the Compensation Discussion and Analysis beginning on page 24 of this proxy statement.
					Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income (in millions)(7)	ROAA(8)
2022	$3,354,577	$3,780,453	$1,559,192	$1,719,234	$98.11	$98.38	$75,234	1.22%
2021	$3,184,330	$3,402,912	$1,464,713	$1,612,100	$83.44	$118.61	$61,519	1.01%
2020	$3,157,062	$2,752,130	$1,595,503	$1,451,187	$80.26	$87.24	$52,452	0.94%
(1)
The amounts reported in this column reflect the total compensation reported for Mr. McCormick, our Chairman, President and CEO, for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to the Executive Compensation Payments and Awards – 2022 Summary Compensation Table.

(2)
The amounts reported in this column represent the amount of Compensation Actually Paid to Mr. McCormick, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by, or paid to, Mr. McCormick during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. McCormick’s total compensation for each year to determine the Compensation Actually Paid:

		Principal Executive Officer – Compensation Adjustments
Years	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Aggregate Equity Award Adjustments(b) ($)	Reported Change in the Actuarial Present Value of Pension Benefits(c) ($)	Aggregate Pension Benefit Adjustments(d) ($)	Compensation Actually Paid to PEO ($)
2022	3,354,577	(725,004)	1,150,880	—	—	3,780,453
2021	3,184,330	(875,026)	1,093,608	—	—	3,402,912
2020	3,157,062	(725,004)	400,066	(79,994)	—	2,752,130
(a)
The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The Company has not granted any option awards since 2015.

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PAY VERSUS PERFORMANCE
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

			Principal Executive Officer – Equity Adjustments
Years	Year End Fair Value of Equity Awards Granted in the Year ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Aggregate Equity Award Adjustments ($)
2022	716,427	197,933	—	236,520	—	—	1,150,880
2021	863,362	228,725	—	1,521	—	—	1,093,608
2020	767,584	(212,602)	—	(154,916)	—	—	400,066
(c)	The amounts in this column represent the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.
(d)	No adjustment for pension benefits is included in the table above.
(3)
The amounts in this column represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. McCormick) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. McCormick) included for purposes of calculating the average amounts in each applicable year are as follows: Michael M. Ozimek. Scot R. Salvador, Robert M. Leonard, and Kevin M. Curley.

(4)
The amounts in this column represent the average amount of Compensation Actually Paid to the NEOs as a group (excluding Mr. McCormick), as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned or paid to the NEOs as a group (excluding Mr. McCormick) during the applicable year. In accordance with the requirements of item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. McCormick) for each year to determine the average Compensation Actually Paid, using the same methodology described above in Footnote 2.

		Non-PEO Named Executive Officers – Compensation Adjustments
Years	Average Reported Summary Compensation Table Total for Non-PEO NEO's ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Reported Change in the Actuarial Present Value of Pension Benefits ($)	Average Pension Benefit Adjustments(b) ($)	Average Compensation Actually Paid to Non -PEO NEO's ($)
2022	1,559,192	(275,027)	430,930	—	4,139	1,719,234
2021	1,464,713	(275,026)	358,694	—	63,719	1,612,100
2020	1,595,503	(275,003)	159,290	(46,592)	17,989	1,451,187

56	TrustCo Bank Corp NY 2023 Proxy Statement

PAY VERSUS PERFORMANCE
(a)	The amounts deducted or added in calculating the equity award adjustments are as follows:
			Non-PEO Named Executive Officers – Equity Adjustments
Year	Average Year End Fair Value of Equity Awards Granted in the Year ($)	Year Over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2022	271,776	68,828	—	90,326	—	—	430,930
2021	271,360	86,753	—	581	—	—	358,694
2020	291,171	(79,828)	—	(52,053)	—	—	159,290
(b)	The amounts deducted or added in calculating the pension benefit adjustments are as follows:
Year	Non-PEO Named Executive Officers – Pension Adjustments		Total Average Pension Benefit Adjustments ($)
	Average Service Cost ($)	Average Prior Service Cost ($)
2022	4,139	—	4,139
2021	14,431	49,288	63,719
2020	17,989	—	17,989
(5)
Cumulative Total Shareholder Return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end of the measurement period versus the beginning of the measurement period. “Measurement period” is defined as: for 2020, the one-year period from market close on December 31, 2019 through December 31, 2020; for 2021, the two-year period from market close on December 31, 2019 through December 31, 2021; and for 2022, the three-year period from market close on December 31, 2019 through December 31, 2022.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each measurement period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 500 Banks. “Measurement period” is defined as: for 2020, the one-year period from market close on December 31, 2019 through December 31, 2020; for 2021, the two-year period from market close on December 31, 2019 through December 31, 2021; and for 2022, the three-year period from market close on December 31, 2019 through December 31, 2022.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)
For each applicable year, ROAA is defined as that year’s net income as a percentage of average total assets for such year. While TrustCo uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, TrustCo has determined that ROAA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link Compensation Actually Paid to the Company’s NEO’s, for the most recently completed fiscal year, to Company performance.

Financial Performance Measures
The most important financial performance measures used by TrustCo to link Compensation Actually Paid to NEOs for the most recent fiscal year, to the Company’s performance are as follows:
•	Return on Average Assets
•	Adjusted Efficiency Ratio
•	Tier 1 Risk-Based Capital Ratio
•	Return on Average Equity
•	Earnings per Share

TrustCo Bank Corp NY 2023 Proxy Statement	57

PAY VERSUS PERFORMANCE
Description of the Relationship between Pay and Performance
The following graphs provide visual representations of the relationship between both the CAP of our PEO and the average CAP of our non-PEO NEO’s and our (i) TSR, (ii) net income, and (iii) our Company-Selected Metric (“CSM”), ROAA. An additional graph depicts the relationship between our own TSR and a peer group TSR. CAP is influenced by numerous factors, including, but not limited to, the timing of new equity grants and outstanding award vesting, share price volatility during the fiscal year, mix of performance metrics, and other factors.

58	TrustCo Bank Corp NY 2023 Proxy Statement

EXECUTIVE COMPENSATION
Security Ownership of Certain Beneficial Owners and Management
TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:
Name and Address	Common Shares Beneficially Owned	Percent of Class(4)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,722,567(1)	14.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,304,610(2)	6.9%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	1,067,772(3)	5.6%
(1)
Based solely upon an Amendment to Schedule 13G filed with the SEC by Blackrock, Inc. on January 23, 2023. According to the filing, BlackRock, Inc. filed the Schedule 13G amendment as the parent holding company or control person of Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Fund Managers Ltd with BlackRock Fund Advisors beneficially owning 5% or greater of the outstanding shares of TrustCo common stock. BlackRock, Inc. reported ownership of 2,722,567 shares in the aggregate, including sole voting power over 2,689,297 shares and sole dispositive power over 2,722,567 shares.

(2)
Based solely upon an Amendment to Schedule 13G filed with the SEC by The Vanguard Group on February 9, 2023. According to the filing, The Vanguard Group reported ownership of 1,304,610 shares in the aggregate, including shared power to vote or direct the vote with respect to 27,110 shares, sole power to dispose of or direct the disposition of 1,261,272 shares and shared power to dispose or direct the disposition of 43,338 shares.

(3)
Based solely upon a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 10, 2023. According to the filing, Dimensional Fund Advisors LP reported ownership of 1,067,772 shares in the aggregate, including sole voting power over 1,043,203 shares and sole dispositive power over all of the shares.

(4)	Based on 19,024,433 shares issued and outstanding as of December 31, 2022.

TrustCo Bank Corp NY 2023 Proxy Statement	59

EXECUTIVE COMPENSATION
Executive Officer and Director Stock Ownership
The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of December 31, 2022 by (i) each director and director nominee, (ii) each executive officer named in the Summary Compensation Table on page 37 of this Proxy Statement, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and/or investment power over the relevant shares. In accordance with SEC rules, a person is deemed to be a beneficial owner of shares of Regions common stock if the person has or shares the power to vote the shares and/or to direct their investment or has the right to acquire such beneficial ownership within 60 days of December 31, 2022, whether through the settlement of an RSU or exercise of an option, warrant or right, conversion of a security, or otherwise. Unless otherwise indicated, the address for each director and executive officer is: c/o TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville, NY 12302.
Name	Common Shares Beneficially Owned(2)	Percent of Class (2)
Dennis A. DeGennaro(1)(3)	25,231	*
Brian C. Flynn(1)(4)	2,489	*
Lisa M. Lucarelli(1)(5)	2,085	*
Thomas O. Maggs(1)(6)	15,270	*
Robert J. McCormick(1)(7)	373,788	1.96%
Anthony J. Marinello(1)(8)	23,675	*
Curtis N. Powell(1)(9)	735	*
Kimberly A. Russell(1)(10)	4,700	*
Frank B. Silverman(1)(11)	4,287	*
Alejandro M. Sanchez(1)	0	*
Kevin M. Curley(12)	32,207	*
Michael Hall(13)	3,865	*
Robert M. Leonard(14)	32,747	*
Michael M. Ozimek(15)	10,081	*
Scot R. Salvador(16)	64,114	*
Eric W. Schreck(17)	24,021	*
All current executive officers and directors as a group (16 persons)(18)	619,295	3.26%
(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Based on shares beneficially owned, and 19,024,433 shares outstanding as of December 31, 2022. Beneficial ownership of less than 1% is denoted by an asterisk.
(3)	Voting or investment power shared by Mr. DeGennaro’s spouse or other immediate family members as to 25,321 shares.
(4)	Voting or investment power held by Mr. Flynn and his spouse or other immediate family members as to 2,489 shares.
(5)	Voting or investment power for Ms. Lucarelli as to 2,085 shares.
(6)	Voting or investment power held by Mr. Maggs and his spouse or immediate family members as to 15,270 shares.
(7)
Includes for Mr. McCormick 249,088 shares owned directly by Mr. McCormick or his immediate family and 88,898 shares that are held indirectly by Mr. McCormick or his immediate family. Also includes currently exercisable options to acquire 35,802 shares.

(8)	Voting or investment power held by Dr. Marinello and his spouse or other immediate family members as to 23,675 shares.
(9)	Voting or investment power held by Mr. Powell and his spouse or other immediate family members as to 735 shares.
(10)	Voting or investment power held by Ms. Russell as to 4,700 shares.
(11)	Voting or investment power held by Mr. Silverman as to 4,287 shares.
(12)	Includes for Mr. Curley currently exercisable options to acquire 2,780 shares.
(13)	Includes for Mr. Hall currently exercisable options to acquire 225 shares.
(14)	Includes for Mr. Leonard currently exercisable options to acquire 4,584 shares.
(15)	Mr. Ozimek does not have any currently exercisable options.
(16)	Includes for Mr. Salvador currently exercisable options to acquire 19,202 shares.
(17)	Includes for Mr. Schreck currently exercisable options to acquire 580 shares.
(18)
Total shares listed include all individuals previously listed within this chart as well as the 24,021 shares, which includes 580 shares of currently exercisable options, beneficially owned by Eric W. Schreck.

On December 31, 2022, the Financial Services Department of Trustco Bank held 329,179 shares of TrustCo common stock as executor, trustee, and agent (1.73% of outstanding shares) not otherwise reported in this proxy statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

60	TrustCo Bank Corp NY 2023 Proxy Statement

EXECUTIVE COMPENSATION
Related Persons Transactions
Transactions with Directors, Director Nominees, and Executive Officers
The Company has a process for evaluating the need for disclosure of transactions with related persons. As determined through that process, two categories of transactions require disclosure. Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr, and Donovan, LLP, a law firm in which Thomas R. McCormick, brother of Robert J. McCormick, is a partner. Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it. During the year ended December 31, 2022, $327,126 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP.
Trustco Bank is a party to lease agreements with five lessor entities that are affiliated with Mr. Silverman, in his capacity as 49.5% owner of each such entity (the “partially owned lessors”), for commercial properties at which Trustco Bank branch offices are located, as described in more detail below. Mr. Silverman does not control, manage or have policy-making functions at any of the partially-owned lessors. These lease arrangements are on arms’ length terms and all predate Mr. Silverman’s service on board by many years. There are no plans for Trustco Bank to lease any additional properties associated with Mr. Silverman in the future. The existing leases and their relevant terms are as follows:
	Altamonte, FL	Avalon Park, FL	Katonah, NY	Lake Square, FL	Vero Beach, FL
Rent Start Date	4/1/2014	4/1/2008	4/1/2013	8/1/2007	2/1/2018
Lease Term End Date	3/31/2029	3/31/2028	3/31/2033	7/31/2027	1/31/2033
Annual Rent	$65,890	$88,184	$80,850	$90,218	$69,900
Annual Fees(1)	$13,506	$14,471	$40,364	$15,547	$21,438
Aggregate Est. Future Payments(2)	$529,170	$591,852	$1,367,762	$512,306	$1,029,332
Estimated Expected Interest(3)	$261,939	$292,967	$677,042	$253,592	$509,519
(1)	Annual fees include common area maintenance, property insurance and property taxes.
(2)	This amount is inclusive of rent and fees and excludes sales taxes. It is based on the amount from January 1, 2023 through the end of each respective lease term.
(3)	This amount represents Mr. Silverman’s 49.5% interest in each of the properties.
In addition, Mr. Silverman, immediate family members and organizations with which he is associated are deposit customers of Trustco Bank and have obtained loans and other extensions of credit from Trustco Bank, each of which were made in the ordinary course of business, do not involve more than normal risk of collectability, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons.
Other Ordinary Course Transactions
Certain directors and executive officers of TrustCo and Trustco Bank, or businesses or other organizations with which these individuals are associated, are also deposit or trust customers of Trustco Bank, or have obtained loans or other extensions of credit from Trustco Bank. TrustCo expects that these persons will continue to be deposit, trust, or loan customers of Trustco Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectability, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Also under federal regulations, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements. Such transactions do not constitute reportable related person transactions under applicable SEC rules.
No other transactions since January 1, 2022, in which TrustCo was, is, or will be a participant, involving an amount exceeding $120,000, and in which a related person has a direct or indirect material interest have been identified under the policy.

TrustCo Bank Corp NY 2023 Proxy Statement	61

EXECUTIVE COMPENSATION
Insurance For Indemnification of Officers and Directors
TrustCo’s bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized. TrustCo’s employment agreements with Robert J. McCormick, Michael M. Ozimek, Scot R. Salvador, Robert M. Leonard, and Kevin M. Curley contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances. TrustCo renewed insurance for the indemnification of its executive officers and directors of TrustCo and Trustco Bank from Zurich American Insurance Company for the primary coverage and a series of insurance companies for supplemental layers of coverage effective for the one-year period from October 10, 2022 to October 10, 2023. The cost of this insurance was $440,887 and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2022.
Delinquent Section 16(a) Reports
Under Section 16 of the Exchange Act of 1934, as amended, our directors, executive officers and any persons holding more than 10% of our common stock are required to report to the SEC initial ownership of our common stock and any subsequent changes in ownership. The SEC has established specific filing due dates, and we are required to disclose any failure to file required ownership reports by these dates. Based solely on a review of forms filed with the SEC and the written representations of such persons, we are not aware of any late Section 16(a) filings during 2022.
SEC Form 10-K
TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to: Michael Hall, Corporate Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.
Code of Conduct
Upon written request, TrustCo will provide without charge a copy of its Code of Conduct. Requests and related inquiries should be directed to: Michael Hall, Corporate Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082. The Code of Conduct also is available on the Company’s web site at www.trustcobank.com under the “Investor Relations” link.
Deadline For Shareholder Proposals
Shareholder proposals and the submission by shareholders of director nominees in connection with any forthcoming Annual Meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo’s proxy statement and form of proxy for the Annual Meeting of shareholders expected to be held in May of 2023 must meet the requirements established by the SEC pursuant to SEC Rule 14a-8 for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 5, 2023. Proposals intended to be considered at the 2023 Annual Meeting, but that are not to be included in TrustCo’s proxy statement, must be received at TrustCo’s principal executive offices no later than February 18, 2024. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.
The deadline under Rule 14a-19 of the Exchange Act for providing notice of solicitation of proxies in support of director nominees other than our nominees at the 2024 Annual Meeting is March 19, 2024, unless the date of the 2024 Annual Meeting changes by more than 30 calendar days from May 18, 2024, in which case notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which TrustCo first makes a public announcement of the date of the 2024 Annual Meeting. In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting must provide notice to the Company that complies with the informational requirements of Rule 14a-19 under the Exchange Act.
TrustCo Shareholders
TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED (ADDITIONAL METHODS OF VOTING ARE DETAILED ON THE PROXY CARD). IF YOU PLAN TO PARTICIPATE IN THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO PARTICIPATE. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

62	TrustCo Bank Corp NY 2023 Proxy Statement

APPENDIX 1

Non-GAAP Financial Measures Reconciliation
The Securities and Exchange Commission (“SEC”) has adopted certain rules with respect to the use of “non-GAAP financial measures” by companies with a class of securities registered under the Securities Exchange Act of 1934, as amended, such as TrustCo Bank Corp NY (the “Company”). Under the SEC’s rules, companies making disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the company’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. Certain of the financial measures used in this proxy statement, such as efficiency ratio, are determined by methods other than in accordance with GAAP.
The Efficiency Ratio: Financial institutions often use an “efficiency ratio” as a measure of expense control. The efficiency ratio typically is defined as noninterest expense divided by the sum of taxable equivalent net interest income and noninterest income. As in the case of net interest income, generally, net interest income as utilized in calculating the efficiency ratio is typically expressed on a taxable equivalent basis. Moreover, many financial institutions, in calculating the efficiency ratio, also adjust both noninterest expense and noninterest income to exclude from these items (as calculated under GAAP) certain component elements, such as other real estate expense (deducted from noninterest expense) and securities transactions (excluded from noninterest income). We calculate the efficiency ratio by dividing total noninterest expenses as determined under GAAP, as adjusted, by net interest income (fully taxable equivalent) and total noninterest income as determined under GAAP, as adjusted, as stated in the table below. We believe that this provides a reasonable measure of primary banking expenses relative to primary banking revenue. Additionally, we believe this measure is important to investors looking for a measure of efficiency in our productivity measured by the amount of revenue generated for each dollar spent.
We believe that the non-GAAP financial measure provides information that is important to investors and that is useful in understanding the Company’s financial position, results and ratios. Management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.
A reconciliation of the non-GAAP measure of efficiency ratio to the most directly comparable GAAP financial measures is set forth below.
(dollars in thousands, except per share amounts) (Unaudited)
Efficiency Ratio	As of December 31, 2022	As of December 31, 2021
Net Interest Income (Taxable Equivalent)(Non-GAAP)	$180,136	$160,409
Non-interest income (GAAP)	19,260	17,937
Less: Net gain on securities	—	—
Less: Net gain on sale of building and net gain on sale of nonperforming loans	268	—
Revenue used for efficiency ratio (Non-GAAP)	$199,128	$178,346

Total Noninterest expense (GAAP)	$100,319	$101,662
Less: Other real estate (income) expense, net	310	183
Expenses used for efficiency ratio (Non-GAAP)	$100,009	$101,479

Efficiency Ratio	50.22%	56.90%

TrustCo Bank Corp NY 2023 Proxy Statement	63

SCAN TO
VIEW MATERIALS & VOTE

TRUSTCO BANK CORP NY
ATTN: MICHAEL HALL
5 SARNOWSKI DRIVE
GLENVILLE, NY 12302

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 17, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 17, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Votes transmitted by mail must be received by May 17, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00520-P90304 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUSTCO BANK CORP NY

The Board of Directors recommends you vote FOR the following proposal:

1. Election of the following nominees for election to one-year terms expiring at the 2024 Annual Meeting of Shareholders as set forth in the proxy statement.

Nominees:	**For**	**Against**	**Abstain**
1a. Dennis A. DeGennaro	☐	☐	☐
1b. Brian C. Flynn	☐	☐	☐
1c. Lisa M. Lucarelli	☐	☐	☐
1d. Thomas O. Maggs	☐	☐	☐
1e. Anthony J. Marinello, M.D., Ph.D.	☐	☐	☐
1f. Robert J. McCormick	☐	☐	☐
1g. Curtis N. Powell	☐	☐	☐
1h. Kimberly A. Russell	☐	☐	☐
1i. Alejandro M. Sanchez	☐	☐	☐
1j. Frank B. Silverman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 5 and 1 Year on proposal 4:		**For**	**Against**	**Abstain**
2. Approval of the Amended and Restated 2019 Equity Incentive Plan.		☐	☐	☐
3. Approval of a non-binding advisory resolution on the compensation of TrustCo's named executive officers as disclosed in the proxy statement.		☐	☐	☐
	1 Year	**2 Years**	**3 Years**	**Abstain**
4. Approval of a non-binding advisory resolution on the frequency of an advisory vote on the compensation of TrustCo's Named Executive Officers.	☐	☐	☐	☐
		For	**Against**	**Abstain**
5. Ratification of the appointment of Crowe LLP as TrustCo's independent auditors for 2023.		☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V00521-P90304

REVOCABLE PROXY
TRUSTCO BANK CORP NY
Annual Meeting of Shareholders
May 18, 2023 10:00 AM
This proxy is solicited by the Board of Directors

The person whose name and signature appears hereon hereby appoints the Honorable Barry D. Kramer (Retired) and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote as indicated herein, all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote at the Annual Meeting of Shareholders, to be held at 10:00 AM Eastern Time, on May 18, 2023, at the Trustco Bank Loan Center, 6 Metro Park Road, Albany, NY 12205, and at any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations noted on the reverse side of this card and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment thereof. The undersigned acknowledges receipt from TrustCo Bank Corp NY prior to the execution of this proxy of a Notice of the Annual Meeting, the Proxy Statement, and Annual Report.

Continued and to be signed on reverse side